                                                                EXHIBIT 2.5

                             CONTRIBUTION AGREEMENT



                            DATED AS OF MARCH 4, 1996



                                     BETWEEN



                            TCI OF GREENVILLE, INC.,
                            TCI OF PIEDMONT, INC. AND
                            TCI OF SPARTANBURG, INC.

                                       and


                          INTERMEDIA PARTNERS IV, L.P.

                                TABLE OF CONTENTS

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ARTICLE 1 DEFINITIONS
         1.1      Certain Definitions.......................................................   1
         1.2      Other Definitions.........................................................   6
         1.3      Number, Gender, etc.......................................................   7
         1.4      Accounting Terms..........................................................   7

ARTICLE 2 CONTRIBUTION
         2.1      Contribution of Assets....................................................   7
         2.2      Assumed Liabilities.......................................................   8
         2.3      Fair Market Value of Systems..............................................   9
         2.4      Adjustment Amount.........................................................   9
         2.5      Calculation of Adjustment Amount..........................................  11

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF TCI PARTIES
         3.1      Organization..............................................................  12
         3.2      Authority and Validity....................................................  12
         3.3      No Conflict; Required Consents............................................  13
         3.4      Assets: Title, Condition and Sufficiency..................................  13
         3.5      Franchises, Licenses, Contracts, Owned Property and Real Property
                  Interests.................................................................  13
         3.6      Employee Benefits.........................................................  14
         3.7      Litigation................................................................  14
         3.8      Tax Returns; Other Reports................................................  15
         3.9      Systems Information.......................................................  15
         3.10     Compliance with Legal Requirements........................................  15
         3.11     Real Property.............................................................  17
         3.12     No Adverse Change; Financial Statements...................................  17
         3.13     Employees.................................................................  17
         3.14     Environmental.............................................................  18
         3.15     Taxpayer Identification Number............................................  18
         3.16     Holding Period............................................................  18
         3.17     Cash Flow for Systems.....................................................  19

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF IP-IV
         4.1      Organization, Power, etc..................................................  19
         4.2      Approvals.................................................................  19
         4.3      No Conflicts..............................................................  19
         4.4      Commissions...............................................................  19

ARTICLE 5 COVENANTS
         5.1      Schedules.................................................................  20
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         5.2      HSR Notification..........................................................  20
         5.3      Employees.................................................................  20
         5.4      Title Insurance Commitments...............................................  21
         5.5      Certain TCI Pre-Adjustment Date Affirmative Covenants.....................  22
         5.6      Certain TCI Pre-Adjustment Date Negative Covenants........................  24
         5.7      Certain TCI Pre-Closing Covenants.........................................  24
         5.8      Certain Post-Closing Covenants............................................  25
         5.9      Certain IP-IV Covenants...................................................  26
         5.10     Confidentiality and Publicity.............................................  27

ARTICLE 6 CONDITIONS PRECEDENT TO CLOSINGS
         6.1      Conditions to TCI Parties' Obligations....................................  28
         6.2      Conditions to IP-IV's Obligations.........................................  28

ARTICLE 7 THE CLOSINGS
         7.1      Closing...................................................................  29
         7.2      Multiple Closing Contingency..............................................  29
         7.3      Interim Management of the Systems by IP-IV................................  30
         7.4      Substitute Consideration..................................................  32
         7.5      Retained Assets...........................................................  33
         7.6      Final Consideration.......................................................  34

ARTICLE 8 TERMINATION AND DEFAULT
         8.1      Termination Events........................................................  34
         8.2      Effect of Termination.....................................................  35

ARTICLE 9 INDEMNIFICATION
         9.1      Indemnification by IP-IV..................................................  35
         9.2      Indemnification by TCI Parties............................................  36
         9.3      Procedure for Indemnified Third Party Claim...............................  36
         9.4      Determination of Indemnification Amounts and Related Matters..............  37
         9.5      Time and Manner of Certain Claims.........................................  38
         9.6      Other Indemnification.....................................................  38

ARTICLE 10 MISCELLANEOUS PROVISIONS
         10.1     Expenses..................................................................  38
         10.2     Brokerage.................................................................  38
         10.3     Waivers...................................................................  39
         10.4     Notices...................................................................  39
         10.5     Entire Agreement; Prior Representations; Amendments.......................  40
         10.6     Binding Effect; Benefits..................................................  40
         10.7     Headings and Exhibits.....................................................  41
         10.8     Counterparts..............................................................  41
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         10.9     Governing Law.............................................................  41
         10.10    Severability..............................................................  41
         10.11    Third Parties; Joint Ventures.............................................  41
         10.12    Construction..............................................................  41
         10.13    Attorneys' Fees...........................................................  41
         10.14    Risk of Loss..............................................................  41
         10.15    Tax Consequences..........................................................  42
         10.16    Commercially Reasonable Efforts...........................................  42
         10.17    Covenant Not To Sue and Nonrecourse to Partners...........................  42
         10.18    Bulk Sales................................................................  43
         10.19    Taxes.....................................................................  43
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                                      -iii-

                         LIST OF SCHEDULES AND EXHIBITS


Schedule 1.1                            Interim Contracts
Schedule 2.1(b)(i)                      Tangible Personal Property
Schedule 2.1(b)(ii)                     Owned Property and  Real Property
                                        Interests
Schedule 2.1(b)(iii)                    Franchises
Schedule 2.1(b)(iv)                     Licenses
Schedule 2.1(b)(v)                      Contracts
Schedule 2.1(c)                         Excluded Assets
Schedule 2.3(a)                         Fair Market Value of Systems
Schedule 2.3(b)                         TCI Debt Terms
Schedule 3.3                            Conflicts and Consents
Schedule 3.4                            Liens and Permitted Liens
Schedule 3.5                            Noncompliance with Franchises, Licenses,
                                        Contracts, Owned Property and Real
                                        Property Interests
Schedule 3.6                            Plans
Schedule 3.7                            Litigation
Schedule 3.8                            Tax Filings
Schedule 3.9                            Systems Information
Schedule 3.10                           Legal Compliance
Schedule 3.12                           Financial Information
Schedule 3.13                           Employee Information
Schedule 3.14                           Environmental Disclosures
Schedule 5.5                            Capital Budget
Schedule 7.1(a)(i)                      Deliverables by TCI Parties
Schedule 7.1(a)(ii)                     Deliverables by IP-IV
Schedule 7.3                            Adjustment Date Consents

Exhibit 7.1(b)(i)-1                     Bill of Sale and Assignment
Exhibit 7.1(b)(i)-2                     Assumption Agreement
Exhibit 7.3(b)(i)-3                     Noncompetition Covenant
Exhibit 7.3                             Management Agreement

                             CONTRIBUTION AGREEMENT


         THIS CONTRIBUTION AGREEMENT ("Agreement") is made and entered into as of March 4, 1996, by and between TCI OF GREENVILLE, INC., a South Carolina corporation ("TCI-Greenville"), whose U.S. Taxpayer Identification Number is 54-1523910, TCI OF PIEDMONT, INC., a South Carolina corporation ("TCI-Piedmont"), whose U.S. Taxpayer Identification Number is 57-0871856, and TCI OF SPARTANBURG, INC., a South Carolina corporation ("TCI-Spartanburg"; each of TCI-Greenville, TCI-Piedmont and TCI-Spartanburg is referred to as a "TCI Party" and collectively as the "TCI Parties"), whose U.S. Taxpayer Identification Number is 54-1523907, on one hand, and INTERMEDIA PARTNERS IV, L.P., a California limited partnership, whose U.S. Taxpayer Identification Number is 94-3232894 ("IP-IV"), on the other.

                                    RECITALS

         A. TCI-Greenville owns and operates an advertising sales business for various cable television systems located in South Carolina and it and TCI-Piedmont and TCI-Spartanburg each owns and operates a cable television system providing television programming and other cable-related services to subscribers located in and around (i) in the case of TCI-Greenville, the City of Greenville, South Carolina, (ii) in the case of TCI-Piedmont, the city of Piedmont, South Carolina and (iii) in the case of TCI- Spartanburg, the city of Spartanburg, South Carolina (individually, a "System" (including in the case of TCI-Greenville, the aforementioned advertising sales business) and collectively, the "Systems").

         B. Each TCI Party desires to contribute its System to IP-IV, and IP-IV desires to accept such contribution, on the terms and subject to the conditions of this Agreement.


                                   AGREEMENTS

         In consideration of the mutual covenants and promises set forth herein, the parties agree as follows:


                                    ARTICLE 1
                                   DEFINITIONS

         1.1     CERTAIN DEFINITIONS.

         As used in this Agreement:

         "Adjustment Date" means either (a) the Closing Date or (b) April 1, 1996 or such other date (i) within sixty (60) days of April 1, 1996 as IP-IV may choose or (ii) as the parties may agree, in each case in this clause (b), if (x) the Closing has not occurred by that date and (y) the conditions set forth in Section 7.3(b) have been satisfied or waived by that date.

         "Adjustment Time" means 11:59 p.m. local time, on the Adjustment Date.

         "Affiliate" means, as to any Person, any Person controlling, controlled by or under common control with such Person; "control" means the ownership, directly or indirectly, of voting securities representing the right generally to elect a majority of the directors (or similar officials) of a Person or the possession, by contract or otherwise, of the authority to direct the management and policies of a Person. For purposes of this definition of Affiliate, a managing general partner of a partnership shall be deemed to be in possession of the sole authority to direct the management and policies of such partnership.

         "Basic Service" means the basic package of cable television programming sold to subscribers, including broadcast and satellite service programming plus the expanded basic package, for which a subscriber pays a fixed monthly fee, but not including premium programming services selected by and sold to subscribers on an a la carte basis for monthly fees in addition to the fee for Basic Service or the lease of equipment used by a subscriber in connection with the services received.

         "1984 Cable Act" means the Cable Communications Policy Act of 1984, as amended, and the rules and regulations promulgated thereunder.

         "1992 Cable Act" means the Cable Television Consumer Protection and Competition Act of 1992, as amended, and the rules and regulations promulgated thereunder.

         "Cash Flow" shall mean for any period after the Adjustment Date for a System the gross revenues less all costs, expenses and charges pertaining to the operation of the System (a) to the extent that such costs, expenses and charges would be included in the Assumed Liabilities had the Closing occurred on the Adjustment Date, (b) arising after the Adjustment Date under the contracts (i) listed on SCHEDULE 1.1 or (ii) in respect of which payments made thereunder are reflected in SCHEDULE 3.12 and (c) capital expenditures listed in SCHEDULE 5.5. For the avoidance of doubt, such costs, expenses and charges do not include management fees, legal fees relating to the corporate organization of a TCI Party, financing fees, income taxes, any other administrative costs or taxes incurred in connection with corporate matters not associated with the Systems and non-cash charges; and none of the foregoing shall be paid from the Cash Flow contributed to IP-IV.

         "Closing Time" means 11:59 p.m. local time, on a Closing Date.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Communications Act" means the Communications Act of 1934, as amended, including, but not limited to, any amendments pursuant to the 1984 Cable Act and the 1992 Cable Act, and the rules and regulations promulgated thereunder.


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
         "Deposits" means all monies which are on deposit with third parties as of the Adjustment Date for the account of any TCI Party or as security for any TCI Party's performance of its obligations (other than any deposits which are Excluded Assets or the full benefit of which will not be available to IP-IV following the Closing), including deposits on real property leases and deposits for utilities.

         "EBSs" means, for a System, a number equal to (a) the number of residential subscribers (including any subscribers who receives service at a standard discount offered in the ordinary course of business but excluding any subscriber who receives service without charge) of a System and (b) the quotient of (i) the total monthly billings for such System for the last full month preceding the date of calculation for sales of Basic Service to bulk and commercial accounts, divided by (ii) the predominant monthly rate for that System set forth on SCHEDULE 3.9 for Basic Service charged to single family households in effect during such month. For purposes of calculating the number of EBSs, there will be excluded (i) all billings to any subscriber who is more than 60 days delinquent in the payment of any amount in excess of $10, (ii) all billings to any subscriber who, as of the date of calculation, has not paid in full the charges for at least one full month of service, (iii) that portion of the billings to any subscriber representing an installation or other nonrecurring charge or a pass-through charge for copyright fees, franchise fees, sales taxes and the like, (iv) all billings to any subscriber whose service is pending disconnection for any reason and (v) all billings to any subscriber who was solicited during the 60-day period preceding the Adjustment Date by extraordinary promotions or offers of discounts other than those then generally being offered by Tele-Communications, Inc. and its Affiliates. For purposes of this definition, payments on account of monthly billings will be deemed due on the first day of the period during which the service to which such billings relate is provided.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder and published interpretations with respect thereto.

         "ERISA Affiliate" means any trade or business, whether or not incorporated, which together with any TCI Party would be deemed a single employer within the meaning of section 4001 of ERISA.

         "FCC" means the Federal Communications Commission.

         "Governmental Authority" means the United States of America, any state, commonwealth, territory, or possession thereof and any political subdivision or quasi-governmental authority of any of the same, including any court, tribunal, department, commission, board, bureau, agency, county, municipality, province, parish or other instrumentality.

         "Hazardous Substances" means (a) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976 (RCRA) (42 U.S.C.A. Section 6901, et seq.), as amended, and the rules and regulations promulgated thereunder; (b) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C.A.
Section 9601, et seq.) (CERCLA), as amended, and the rules and regulations promulgated thereunder; (c) any substance regulated by the Toxic Substances Control Act
(TSCA) (42 U.S.C. Section 2601, et seq.), as amended, and the rules and regulations promulgated thereunder; (d) asbestos; (e) polychlorinated biphenyls;
(f) any substances regulated under the provisions of Subtitle I of RCRA relating to underground storage tanks; (g) any substance the presence, use, treatment, storage or disposal of which on Owned Property or Leased Property is prohibited by any Legal Requirement; and (h) any other substance which by any Legal Requirement requires special handling, reporting or notification of any Governmental Authority in its collection, storage, use, treatment or disposal.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "Judgment" means any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge or the arbitrator in any binding arbitration, and any order of or by any Governmental Authority.

         "Knowledge" of any party means the (a) actual knowledge of a particular matter of one or more of the executive officers of such party and (b) in the case of a TCI Party, the general manager or one or more of the managers of its System.

         "Legal Requirement" means applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other written standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority, including any Judgment.

         "Lien" means any security interest, any interest retained by the transferor under a conditional sale or other title retention agreement, any lease, consignment or bailment given for purposes of security, any lien, mortgage, indenture, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including but not limited to reservations, rights of entry, possibilities of reverter, encroachments, easements, rights-of-way, restrictive covenants, leases and licenses) of any kind which constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, Contract or otherwise.

         "Litigation" means any claim, action, suit, proceeding, arbitration, investigation, hearing or other activity or procedure that could result in a Judgment, and any notice of any of the foregoing, including any of the foregoing related to Taxes.

         "Losses" means, on an after-Tax basis, any claims, losses, liabilities, damages, Liens, penalties, costs and expenses, including interest which may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, and the cost to any Person making a claim or seeking indemnification under this Agreement with respect to funds expended by such Person by reason of the occurrence of any event with respect to which indemnification is sought.


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
         "Permitted Liens" means (a) Liens for Taxes, assessments and governmental charges not yet due and payable, (b) zoning laws and ordinances and similar Legal Requirements, (c) rights reserved to any Governmental Authority to regulate the affected property, (d) as to Owned Property and Real Property Interests, any easements, rights-of-way, servitudes, permits, leases, conditions, covenants, restrictions and minor imperfections or irregularities in title which are reflected in the public records and which do not individually or in the aggregate interfere with the right or ability to own, use, enjoy or operate the Owned Property or Real Property Interests or to convey good, marketable and indefeasible fee simple title to the same, and (e) Liens granted at the request of IP-IV to secure indebtedness incurred to refinance, in whole or part, the TCI Debt; provided that "Permitted Liens" will not include any Lien which could prevent or inhibit in any way the conduct of the business of the affected System, and provided further that classification of any Lien as a "Permitted Lien" will not affect any liability which a TCI Party may have for any such Lien, including pursuant to any indemnity obligation under this Agreement.

         "Person" means any human being, Governmental Authority, corporation, general or limited partnership, limited liability company, joint venture, trust, association or unincorporated entity of any kind.

         "Required Consents" means in respect of a System any and all consents, authorizations and approvals required under the Franchises, Licenses, Real Property Interests and Contracts which are identified on SCHEDULE 3.3 for that System for (a) the TCI Party which owns that System to transfer its Assets to IP-IV, (b) IP-IV to operate such System and to own, lease, use and operate those Assets and such System at the places and in the manner in which those Assets are used and such System is operated as of the date of this Agreement and as of the relevant Closing and (c) IP-IV to assume and perform the relevant Franchises, the Licenses, the Real Property Interests and the Contracts.

         "Taxes" means all levies and assessments of any kind or nature imposed by any Governmental Authority, including all income, sales, use, ad valorem, value added, franchise, severance, net or gross proceeds, withholding, payroll, employment, excise or property taxes, together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto. For purposes of determining any Tax cost or Tax benefit to any Person, such amount shall be the actual cost or benefit recognized by such Person at the time of actual payment of the additional Tax or actual recognition of the Tax benefit. In the event that any payment or other amount is required to be determined on an after-Tax basis, such payment or other amount shall initially be determined without regard to any Tax cost or Tax benefit not actually recognized currently, and appropriate adjustments shall be made when and to the extent that such Tax cost or Tax benefit is actually recognized.

         "Transaction Documents" means the instruments and documents described in Sections 7.1(b) and 7.3 which are being executed and delivered by a TCI Party or IP-IV in connection with this Agreement or the transactions contemplated hereby.

         1.2 OTHER DEFINITIONS. The following terms are defined in the Sections or Recitals indicated:

                 Term                                         Section or Recital
                 ----                                         ------------------
                 Adjustment Amount                              2.4
                 Assets                                         2.1(b)
                 Assumed Liabilities                            2.2
                 Closing                                        7.1
                 Closing Date                                   7.1
                 Contracts                                      2.1(b)(v)
                 Excluded Assets                                2.1(c)
                 Fair Market Value                              7.4(a)
                 Final Adjustment Certificate                   2.5
                 Franchise Extensions                           5.5(k)
                 Franchises                                     2.1(b)(iii)
                 GAAP                                           1.4
                 Indemnitee                                     9.3
                 Indemnitor                                     9.3
                 Initial Adjustment Certificate                 2.5
                 Leased Property                                3.11
                 Leases                                         3.11
                 Licenses                                       2.1(b)(iv)
                 Minimum Damage Requirement                     9.4(a)
                 Net Cash Flow                                  3.17
                 Outside Closing Date                           8.1(d)
                 Owned Property                                 2.1(b)(ii)
                 Partnership Agreement                          2.1(a)
                 Plans                                          3.6(a)
                 Real Property Interests                        2.1(b)(ii)
                 Retained Assets                                7.5
                 Subscriber Accounts Receivable                 2.4(b)
                 Substitute Systems                             7.4(a)
                 Surveys                                        5.4
                 Systems                                        Recital A
                 Tangible Personal Property                     2.1(b)(i)
                 TCI Debt                                       2.3(b)
                 Title Commitments                              5.4
                 Title Company                                  5.4
                 Title Defect                                   5.4
                 Transferred Assets                             7.5
                 WARN                                           5.3(b)

         1.3 NUMBER, GENDER, ETC. Terms used with initial capital letters will have the meanings specified, applicable to singular and plural forms and to any gender, for all purposes of this Agreement. The word "include" and all derivations of that word are used in this Agreement in an illustrative sense rather than a limiting sense.

         1.4 ACCOUNTING TERMS. All accounting terms not otherwise defined in this Agreement will have the meanings ascribed to them under Generally Accepted Accounting Principles ("GAAP") as in effect from time to time in the United States.


                                    ARTICLE 2
                                  CONTRIBUTION

         2.1 CONTRIBUTION OF ASSETS.

         (a) Pursuant to the provisions of the InterMedia Partners IV, L.P. Amended and Restated Agreement of Limited Partnership dated as of December 29, 1995 (as amended, the "Partnership Agreement"), and subject to the terms and conditions hereinafter set forth, as a contribution in kind to the capital of IP-IV, each TCI Party hereby severally undertakes to transfer to IP-IV (i) all of its right, title and interest in and to the Assets of its System as set forth in Sections 7.1 and 7.2 and (ii) the Cash Flow of its System pursuant to Section 7.2; and IP-IV agrees to accept such capital contribution in kind from each TCI Party. The Assets shall be transferred to IP-IV free and clear of all mortgages, liens, charges, claims or restrictions, except for Permitted Liens and Liens marked with an asterisk on SCHEDULE 3.4. In return for its capital contribution, each TCI Party or its designee shall receive a credit to its capital account in IP-IV in an amount equal to the fair market value of its System as set forth in
SCHEDULE 2.3(a), such credit to be made on the earlier of the Adjustment Date or the first Closing Date.

         (b) "Assets" means all the assets and properties, real and personal, tangible and intangible, used by or useful to a TCI Party in its operation of, or otherwise relating to, its System as of the relevant Closing Date that are not Excluded Assets, including the following:

                 (i) all tangible personal property, including towers, tower equipment, aboveground and underground cable, distribution systems, headend amplifiers, line amplifiers, microwave equipment, converters, testing equipment, motor vehicles, office equipment, furniture, fixtures, supplies, inventory and other physical assets, the principal items of which are described on SCHEDULE 2.1(b)(i) (the "Tangible Personal Property");

                 (ii) the fee interests in the real property described as Owned Property on SCHEDULE 2.1(b)(ii) and all improvements thereon (the "Owned Property"), and the leases, easements, rights of access and other interests in real property described as Real Property Interests on SCHEDULE 2.1(b)(ii) (the "Real Property Interests"), but excluding multiple dwelling unit agreements, easements and rights of access described on SCHEDULE 2.1(b)(v);

                  (iii) the franchises and other authorizations or permits described on SCHEDULE 2.1(b)(iii) (the "Franchises");

                 (iv) the cable television relay service (CARS), business radio, common carrier, earth station, and other licenses, authorizations, consents or permits issued by the FCC or any other Governmental Authority described on SCHEDULE 2.1(b)(iv) (the "Licenses");

                 (v) the pole line and joint line agreements, underground conduit agreements, crossing agreements, multiple dwelling unit agreements, bulk or commercial service agreements, retransmission consent agreements, easements, rights of access and mortgages, deeds of trust, bonds, indentures, leases, licenses, notes, franchises, certificates, options, warrants, rights, or other instruments, documents, obligations, or agreements, whether written or oral, described on SCHEDULE 2.1(b)(v), but excluding leases and licenses included on SCHEDULE 2.1(b)(ii) and franchises included on SCHEDULE 2.1(b)(iii) (the "Contracts");

                  (vi) all subscriber, trade and other accounts receivable; and

                 (vii) all engineering records, files, data, drawings, blueprints, schematics, reports, lists, plans and processes, and all files of correspondence, lists, records and reports concerning subscribers and prospective subscribers of the Systems, signal and program carriage and dealings with Governmental Authorities, including all reports filed by or on behalf of the relevant TCI Party with the FCC and statements of account filed by or on behalf of the relevant TCI Party with the U.S. Copyright Office.

         (c) "Excluded Assets" means in relation to a System all: (i) programming contracts and retransmission consent agreements (except any such agreement listed on SCHEDULE 2.1(b)(v)); (ii) insurance policies and rights and claims thereunder (except as otherwise provided in Section 10.14); (iii) bonds, letters of credit, surety instruments and other similar items; (iv) cash and cash equivalents; (v) the relevant TCI Party's trademarks, trade names, service marks, service names, logos and similar proprietary rights; (vi) subscriber billing Contracts and related leased equipment (except any such agreement which is assignable by its terms and which IP-IV has explicitly agreed to assume);
(vii) Litigation to the extent attributable to periods prior to the relevant Closing Time and proceeds thereof; and (viii) rights, assets and properties described on SCHEDULE 2.1(c).

         2.2 ASSUMED LIABILITIES. At each Closing, IP-IV will assume and after that Closing, IP-IV will pay, discharge and perform, with respect to the Assets which are being transferred the following (the "Assumed Liabilities"): (i) those obligations and liabilities attributable to periods after the relevant Closing Time under or with respect to the Assets assigned and transferred to

IP-IV at that Closing; (ii) other obligations and liabilities of the TCI Parties only to the extent that an adjustment in favor of IP-IV is required with respect thereto pursuant to Section 2.4; (iii) all other obligations and liabilities attributable to periods after the relevant Closing Time and arising out of IP-IV's ownership of the Assets or operation of the Systems after that Closing, except to the extent that such obligations or liabilities relate to any Excluded Asset; and (iv) the TCI Debt. All obligations and liabilities arising out of or relating to the Assets or the Systems other than the Assumed Liabilities will remain and be the obligations and liabilities solely of the relevant TCI Party, including those obligations and liabilities of the TCI Parties described in
Section 3.8.

         2.3 FAIR MARKET VALUE OF SYSTEMS.

         (a) IP-IV and the TCI Parties agree that the fair market value (net of the indebtedness which will be assumed by IP-IV) of (i) the Systems is one hundred sixty-four million one hundred fifty thousand dollars ($164,150,000) and
(ii) each System is set forth on SCHEDULE 2.3(a).

         (b) On the earlier to occur of the first Closing Date or the date, on or after the Adjustment Date, on which IP-IV notifies the TCI Parties that it intends to refinance the indebtedness of the TCI Parties, IP-IV shall, pursuant to an assumption agreement in form and substance satisfactory to the TCI Parties, assume such indebtedness in the aggregate amount of seventy-five million eight hundred fifty thousand dollars ($75,850,000), and on the terms and conditions, set forth in SCHEDULE 2.3(b) (the "TCI Debt").

         2.4 ADJUSTMENT AMOUNT. On the Adjustment Date, the following amounts shall be calculated and paid for each System, without duplication (the net amount is referred to as the "Adjustment Amount"):

         (a) either:

                 (i) each TCI Party shall pay IP-IV the amount of the excess, if any, of Current Liabilities over Current Assets of that TCI Party's System or

                 (ii) IP-IV shall pay each TCI Party the excess, if any, of Current Assets over Current Liabilities of that TCI Party's System; and

         (b) each TCI Party shall pay IP-IV the amount of any deductible under the casualty insurance policies insuring that TCI Party's Assets if the last sentence of Section 10.14 is applicable.

         "ACCOUNTS PAYABLE" means with respect to a System the book value of all accounts payable of a System relating to the conduct of that System determined as of the Adjustment Time in accordance with GAAP on a basis consistent with the application of such principles in the preparation of the Financial Statements.

         "ACCOUNTS RECEIVABLE" means all Subscriber Accounts Receivable of a System that are sixty (60) or fewer days past due as of the Adjustment Time, one hundred percent (100%) of the face amount of all Advertising Accounts Receivable of a System that are one hundred twenty (120) days or fewer past due as of the Adjustment Time and all other accounts receivable which arise in the ordinary course of business that are sixty (60) days or fewer past due as of the Adjustment Time. No Subscriber Accounts Receivable that are more than sixty (60) days past due and no Advertising Accounts Receivable that are more than one hundred twenty (120) days past due shall be Accounts Receivable.

         "ADVERTISING ACCOUNTS RECEIVABLE" shall mean all accounts receivable of a TCI Party relating to its System representing amounts owed to it in connection with advertising on that System or another cable television system sold either directly by that TCI Party or by an ad sales representative or an advertising agency of that TCI Party or through an advertising interconnect partnership. The "past due" calculation for purposes of determining whether Advertising Accounts Receivable are Accounts Receivable shall be based upon date of invoice.

         "CURRENT ASSETS" means the sum of (a) Accounts Receivable net of any credit balances owed to Subscribers, (b) Prepaid Expenses and (c) Deposits, each as of the Adjustment Date.

         "CURRENT LIABILITIES" means the sum of (a) Accounts Payable, (b) Deferred Revenue and (c) Other Current Liabilities, each as of the Adjustment Date.

         "DEFERRED REVENUE" means liabilities to subscribers representing advance billings for services to be performed by IP-IV after the Adjustment Time.

         "OTHER CURRENT LIABILITIES" means with respect to a System all current liabilities (including, but not limited to, accrued vacation pay of employees of the relevant TCI Party subscriber security deposits and customer advance payments, but excluding (i) Accounts Payable and (ii) Deferred Revenue) of that System relating to the conduct of the System determined as of the Adjustment Time in accordance with GAAP on a basis consistent with the application of such principles in the preparation of the Financial Statements.

         "PREPAID EXPENSES" means with respect to a System the book value of prepaid expenses and miscellaneous prepaids (in each case, only to the extent constituting a current asset) of that System with respect to the System determined as of the Adjustment Time in accordance with GAAP on a basis consistent with the application of such principles in the preparation of the Financial Statements, to the extent that such prepaid expenses will accrue to the benefit of IP-IV upon and after the Adjustment Time.

         "SUBSCRIBER ACCOUNTS RECEIVABLE" of a System means accounts receivable (excluding Advertising Accounts Receivable) resulting from the supply of cable television service to that System's subscribers that are active subscribers as of the Adjustment Time and that relate to periods of time prior to the Adjustment Time. For purposes of making "past due" calculations to determine whether Subscriber Accounts Receivable are Accounts Receivable, the subscriber billing statements of a System will be deemed to be due and payable on the first day of the period during which the service to which such billing statements relate is provided.

         (c) As of the Adjustment Time, all income and expenses relating to each System and its operations, determined in accordance with GAAP, will be prorated so that, with respect to that System, all income and expenses for periods prior to the Adjustment Time will be for the account of the relevant TCI Party, and all income and expenses for periods after the Adjustment Time will be for the account of IP-IV. Without limiting the generality of the foregoing, the following expenses will be prorated as described in the preceding sentence:

                 (i) all payments and charges under or with respect to Franchises, Licenses, Contracts, contracts included in clause (b) of the definition of Cash Flow, Real Property Interests and Owned Property;

                 (ii) general property taxes, special assessments, and ad valorem taxes levied or assessed against any Assets;

                 (iii) sales and use taxes, if any, payable with respect to cable television service and related sales to System subscribers;

                 (iv) charges for utilities and other goods or services furnished to each System; and

                 (v) copyright fees based on signal carriage by each System;

provided, however, that no TCI Party will prorate any items of income and expense which are non-cash items (such as depreciation and amortization) or which relate to any Excluded Assets (except as set forth in clause (i) above), all of which will remain and be solely for the account of such TCI Party.

         2.5     CALCULATION OF ADJUSTMENT AMOUNT.

         (a) The adjustments and prorations prescribed by Section 2.4 will be estimated in good faith by the TCI Parties with respect to the Systems, and set forth, together with a detailed statement of the calculation thereof, in a certificate (the "Initial Adjustment Certificate") executed by an authorized officer of each TCI Party and delivered to IP-IV at least ten (10) days prior to the Adjustment Date. The Initial Adjustment Certificate will be accompanied by appropriate documentation for each System, in summary form, supporting the adjustments proposed in such certificate, including documentation supporting the number of Basic Subscribers and EBSs of each System determined as of the Adjustment Date and the annualized Net Cash Flow for 1996 measured through the end of the second calendar month ended immediately prior to the calendar month in which the Adjustment Date occurs. Within forty-five (45) days after the Adjustment Date, IP-IV will deliver to the TCI Parties a certificate (the "Final Adjustment Certificate") showing in full detail the final determination of the Adjustment Amount, which certificate will be accompanied by appropriate documentation supporting the adjustments proposed in such certificate, including an accounts receivable detail with relevant aging information as of the Adjustment Time, and which will be executed by a representative of IP-IV. Each party will provide to the other reasonable access to all records in its possession which were used in the preparation of its Initial and Final Adjustment Certificates.

         (b) The TCI Parties will review the Final Adjustment Certificate and will give written notice to IP-IV of any objections they may have to the calculations shown in such certificate within thirty (30) days after their receipt thereof. IP-IV and the TCI Parties will endeavor in good faith to resolve any such objections within thirty (30) days after the receipt of the TCI Parties' objections. If any objections or disputes have not been resolved at the end of such 30-day period, the disputed portion of the Adjustment Amount will be determined within the following thirty (30) days by a partner in a major accounting firm with substantial cable television audit experience which is not the auditor of either the TCI Parties or IP-IV (or any Affiliate of them) and the determination of such auditor will be final and will be binding upon all parties. If the TCI Parties and IP-IV cannot agree with respect to selection of an auditor, KPMG Peat Marwick and Price Waterhouse LLP will select an auditor whose determination will be final and will be binding upon all parties. The TCI Parties and IP-IV will bear equally the expenses arising in connection with any determination of disputed amounts by an auditor's determination.

         (c) Within five (5) days of the expiration of the review period or the date of final determination, (i) IP-IV shall pay to each TCI Party the amount (if any) by which the relevant Adjustment Amount, as adjusted as set forth in the Final Adjustment Certificate, as finally determined, shall be more than the relevant Adjustment Amount determined pursuant to Section 2.4(a)(ii) or less than the relevant Adjustment Amount determined pursuant to Section 2.4(a)(i); or
(ii) each TCI Party shall pay IP-IV the amount (if any) by which the relevant Adjustment Amount, as adjusted as set forth in the Final Adjustment Certificate, as finally determined, shall be less the relevant Adjustment Amount determined pursuant to Section 2.4(a)(ii) or more than the relevant Adjustment Amount determined pursuant to Section 2.4(a)(i). Either such amount shall be paid in cash by wire or interbank transfer in immediately available funds.


                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF TCI PARTIES

         Each TCI Party (severally and not jointly) represents and warrants to IP-IV, as of the date of this Agreement and as of the Adjustment Date for its System, as follows:

         3.1 ORGANIZATION. That TCI Party (a) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, (b) has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted, and
(c) is qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership or leasing of its Assets or the nature of its activities in connection with the System it owns makes such qualification necessary and in which failure to so qualify would have a material adverse effect on the ownership or operation of its Assets and such System or on its ability to perform its obligations under this Agreement.

         3.2 AUTHORITY AND VALIDITY. That TCI Party has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by that TCI Party have been duly and validly authorized by all necessary corporate action on its part. This Agreement has been duly and validly executed and delivered by that TCI Party, and is the valid and binding obligation of that TCI Party, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting generally the enforcement of creditors' rights and by general principles of equity.

         3.3 NO CONFLICT; REQUIRED CONSENTS. Subject to obtaining the consents described on SCHEDULES 3.3 and 7.3 the execution, delivery and performance by that TCI Party of this Agreement does not and will not: (i) conflict with or violate any provision of its articles of incorporation or bylaws; (ii) violate any material Legal Requirements; (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other Persons, or any combination thereof), or accelerate or permit the acceleration of the performance required by, any Contract to which that TCI Party is a party or by which it or the assets or properties owned or leased by it are bound or affected; (iv) result in the creation or imposition of any Lien against or upon any of its Assets; or (v) require any consent, approval, or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person (including any anti-trafficking waivers from the FCC).

         3.4 ASSETS: TITLE, CONDITION AND SUFFICIENCY.

         (a) That TCI Party has good and marketable title to all of its owned Assets, free and clear of all Liens, except (i) Liens described on SCHEDULE 3.4, all of which (except for those marked with an asterisk on SCHEDULE 3.4) will be terminated, released, or, in the case of the rights of first refusal named thereon, waived, as appropriate, at the Closing, and (ii) Permitted Liens. In the case of Assets leased by it from another Person, that TCI Party has valid leasehold interests in such Assets. Except as described on SCHEDULE 2.1(b)(i), the material Tangible Personal Property is in good condition and repair, ordinary wear and tear excepted.

         (b) The Assets as described on SCHEDULES 2.1(b)(i), (ii), (iii), (iv) and (v) constitute substantially all of the assets necessary to permit IP-IV to operate in the case of TCI-Greenville, its System, and in the case of TCI-Piedmont and TCI- Spartanburg, their Systems, substantially as they are being operated on the date of this Agreement and in compliance with all applicable Legal Requirements and to perform all of the Assumed Liabilities.

         3.5 FRANCHISES, LICENSES, CONTRACTS, OWNED PROPERTY AND REAL PROPERTY INTERESTS.

         (a) Except as described on SCHEDULES 2.1(b)(ii), (iii), (iv) and (v), or 2.1(C), that TCI Party is not bound or affected by any of the following that relate primarily or in whole to its System: (i) leases of real property; (ii) leases of personal property for a term exceeding one year or requiring payments of more than $25,000 in the aggregate; (iii) franchises for the construction or operation of cable television systems, or contracts of substantially equivalent effect; (iv) licenses, authorizations, consents or permits of the FCC; (v) other material licenses, authorizations, consents or permits of any other Governmental Authority; (vi) material easements or rights of access; (vii) pole line and joint line agreements, underground conduit agreements, crossing agreements, or bulk or commercial service agreement, in each case a material agreement; or (viii) contracts, written or oral, other than those described in any other clause of this Section 3.5(a), which contemplate payments by or to that TCI Party in any 12-month period exceeding $25,000 individually or $250,000 in the aggregate.

         (b) That TCI Party has delivered to IP-IV true and complete copies of
(i) its Franchises, (ii) any notices alleging non-compliance with the requirements of any of its Franchise, (iii) its Licenses, (iv) its contracts, mortgages, deeds of trust, bonds, indentures, leases, licenses, notes, franchises, certificates, options, warrants, rights or other agreements, or other documents evidencing the Real Property Interests, including any amendments thereto (or, in the case of oral contracts, true and complete written summaries thereof) and each document evidencing its ownership of the Owned Property, and
(iv) all material correspondence with any local franchising authority regarding customer service with respect to its System.

         (c) Except as described in SCHEDULE 3.5, (i) that TCI Party is in material compliance with each of its Franchises and Licenses; (ii) that TCI Party has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its material obligations under each of the Contracts or Real Property Interests, in each case to which it is a party; and (iii) to that TCI Party's Knowledge, there has not occurred any material breach (without regard to lapse of time or the giving of notice, or both) by any Person under any of its Franchises, Licenses, Contracts or Real Property Interests.

         3.6 EMPLOYEE BENEFITS.

         (a) Each employee benefit plan (as defined in section 3(3) of ERISA) or any multiemployer plan (as defined in section 3(37) of ERISA) with respect to which that TCI Party has any liability or in which any employees or agents, or any former employees or agents, of that TCI Party participate is set forth in
SCHEDULE 3.6 (the "TCI Party Plans").

         (b) That TCI Party and ERISA Affiliate of it is not in material violation of any provision of ERISA. No reportable event (as defined in section 4043 of ERISA) has occurred and is continuing with respect to any TCI Party Plan or any employee benefit plan or multiemployer plan with respect to which any ERISA Affiliate has any liability (together with the TCI Party Plans, these plans are referred to as the "TCI Group Plans") and no prohibited transaction (as defined in section 406 of ERISA) has occurred with respect to any TCI Group Plan which would result in material liability to that TCI Party or any ERISA Affiliate of that TCI Party. No material accumulated funding deficiency (as defined in section 302 of ERISA) exists with respect to any TCI Group Plan. After the Closing for that TCI Party's System, IP-IV will not be required, under ERISA, the Code, or any collective bargaining agreement, to establish, maintain, or continue any TCI Group Plan currently maintained by that TCI Party or any ERISA Affiliate of it.

         3.7 LITIGATION. Except as set forth in SCHEDULE 3.7: (i) there is no Litigation pending or, to that TCI Party's Knowledge, threatened by or before any Governmental Authority or private arbitration tribunal, against that TCI Party which could materially adversely affect the financial condition or operations of its System, its Assets or the ability of that TCI Party to perform its obligations under this Agreement, or which seeks or could result in the modification, revocation, termination, suspension or other limitation of any of its Franchises, Licenses, Contracts or Real Property Interests; and (ii) there is not in existence any Judgment requiring that TCI Party to take any action of any kind with respect to its Assets or the operation of its System, or to which that TCI Party, its System, or its Assets are subject or by which they are bound or affected.

         3.8 TAX RETURNS; OTHER REPORTS. Except as set forth in SCHEDULE 3.8, that TCI Party (a) has filed by any due date or extended due date in correct form all federal, state, local and foreign Tax returns and other Tax reports required to be filed by any due date or extended due date, (b) has timely paid all Taxes which have become due and payable, except such amounts as are being contested diligently and in good faith and are not material in amount, whether or not so shown on any such return or report, the failure of which to be filed or paid could affect or result in transferee or other liability on IP-IV or in the imposition of a Lien upon the Assets, and (c) has not received notice of, nor does it have any Knowledge of, any deficiency, assessment or audit, or proposed deficiency, assessment or audit from any taxing Governmental Authority which could affect or result in transferee or other liability on IP-IV or in the imposition of a Lien upon the Assets.

         3.9 SYSTEMS INFORMATION. SCHEDULE 3.9 sets forth a materially true and accurate description of the following information as of the date of this
Agreement:

         (a) the number of miles of plant in its System;

         (b) the number of single family homes and residential dwelling units passed by its System;

         (c) a description of basic and optional or tier services available from its System, the rates charged by that TCI Party for each, and the number of EBSs receiving each optional or tier service;

         (d) the stations and signals carried by its System and the channel position of each such signal and station; and

         (e) the cities, towns, villages, boroughs and counties served by its System.

         3.10 COMPLIANCE WITH LEGAL REQUIREMENTS.

         (a) Except as set forth in SCHEDULE 3.10, the operation of that TCI Party's System as currently conducted does not violate or infringe in any material respect any Legal Requirements currently in effect (other than Legal Requirements described in subsections (c) and (d) below, as to which the representations and warranties set forth in those subsections will apply). That TCI Party has not received any notice of any violation by it or its System of any material Legal Requirement applicable to the operation of that System as currently conducted and knows of no basis for the allegation of any such violation.

         (b) Except as set forth in SCHEDULE 3.10 and for matters described in subsections (c) and (d) below, as to which the representations and warranties set forth in those subsections will apply, and without limiting the generality of representations in subsection (a) above, with respect to its System, that TCI Party has submitted to the FCC all filings, including cable television registration statements, annual reports and aeronautical frequency usage notices, that are required under the rules and regulations of the FCC; the operation of its System has been and is in material compliance with the rules and regulations of the FCC, and that TCI Party has not received any notice from the FCC of any material violation of its rules and regulations; that TCI Party is and since its acquisition of its System has been in material compliance with the FCC's equal employment opportunity rules; its System is in material compliance with all signal leakage criteria prescribed by the FCC; and for each relevant semi-annual reporting period, that TCI Party has timely filed with the United States Copyright Office all required Statements of Account in true and correct form, has paid when due all required copyright royalty fee payments in correct amount, relating to its System's carriage of television broadcast signals and is otherwise in compliance with all applicable rules and regulations of the Copyright Office. That TCI Party has delivered to IP-IV copies of all reports and filings for the past year made or filed pursuant to FCC and copyright rules and regulations by it with respect to its System and will make available to IP-IV all other past reports and filings made or filed pursuant to FCC and copyright rules and regulations by that TCI Party with respect to its System. Except as set forth in SCHEDULE 3.10, a request for renewal has been timely filed under section 626(a) of the 1984 Cable Act with the proper Governmental Authority with respect to each of its Franchises expiring within 36 months after the date of this Agreement.

         (c) That TCI Party has used commercially reasonable efforts to comply in all material respects with the provisions of the 1992 Cable Act and the FCC rules and regulations promulgated thereunder as such Legal Requirements relate to the operation of its System. That TCI Party has complied in all material respects with the must carry and retransmission consent provisions of the 1992 Cable Act and the FCC rules and regulations promulgated thereunder, including
(i) duly and timely notifying "local commercial television stations" of inadequate signal strength or increased copyright liability, if applicable, (ii) duly and timely notifying non-commercial educational stations of the location of its System's principal headend, (iii) duly and timely notifying subscribers of changes in the channel alignment on its System, (iv) duly and timely notifying "local commercial and non-commercial television stations" of the broadcast signals carried on its System and their channel positions, (v) maintaining the requisite public file identifying broadcast signal carriage, (vi) carrying the broadcast signals after June 1, 1993, on its System for all "local commercial television stations" which elected must carry status and, if required, up to two "qualified low power stations" and (vii) obtaining retransmission consents for all broadcast signals carried on its System after October 5, 1993, except for the signals carried pursuant to a must carry election.

         (d) That TCI Party has used commercially reasonable efforts to establish rates charged to subscribers, effective as of September 1, 1993, that would be allowable under rules and regulations promulgated by the FCC under the 1992 Cable Act, and any authoritative interpretation thereof, whether or not such rates were subject to regulation at that date by any Governmental Authority, including any local franchising authority and/or the FCC. Notwithstanding the foregoing, that TCI Party makes no representation or warranty that either the rates charged to subscribers would be allowable under any rules and regulations of the FCC, or any authoritative interpretation thereof, promulgated after the date of the Closing. That TCI Party has delivered to IP-IV complete and correct copies of all FCC Forms 393, 1200, 1205, 1210, 1215, 1220 and 1240 filed, and FCC Forms 1240 prepared for filing, with the local franchising authority and/or the FCC and will deliver as soon as available all such FCC forms that are prepared with respect to its System, copies of all correspondence with any Governmental Authority relating to rate regulation generally or specific rates charged to subscribers of its System, including copies of any complaints filed with the FCC with respect to any rates charged to subscribers of its System, and any documentation supporting an exemption from the rate regulation provisions of the 1992 Cable Act claimed by that TCI Party with respect to its System.

         (e) That TCI Party does not possess any patent, patent right, trademark or copyright related to or material to the operation of its System and is not a party to any license or royalty agreement with respect to any such patent, trademark or copyright, except for licenses respecting program material and obligations under the Copyright Act of 1976 applicable to cable television systems generally. That TCI Party's System has been operated in such a manner so as not to give rise to any rightful claim of any third party for copyright, trademark, service mark, patent or license infringement or the like (excluding claims involving music performance rights).

         3.11 REAL PROPERTY. Except for leasehold interests described on
SCHEDULE 2.1(b)(ii) (the "Leases"), that TCI Party does not hold or use under lease or lease to others any real property relating to its System. Except for its Owned Property described on SCHEDULE 2.1(b)(ii), that TCI Party has no other ownership interest in real property relating to its System. Except for routine repairs, all of the improvements, leasehold improvements and the premises of its Owned Property and the premises demised under its Leases (the "Leased Property") are in good operating condition and repair and are suitable for the purposes used. Its Leases have not been modified since copies thereof have been delivered to IP-IV and are in full force and effect and the parties, to that TCI Party's Knowledge, are not in default thereunder. The current use and occupancy of its Owned Property and its Leased Property do not constitute nonconforming uses under any applicable zoning Legal Requirements. Each parcel of its Owned Property and each parcel of its Leased Property (i) has access to and over public streets, or private streets for which that TCI Party has a valid right of ingress and egress, (ii) conforms in its current use to all material zoning requirements without reliance upon a variance issued by a local government or a classification of the parcel in question as a nonconforming use and (iii) conforms in its use to all restrictive covenants, if any, or other encumbrances affecting all or part of such parcel.

         3.12 NO ADVERSE CHANGE; FINANCIAL STATEMENTS.

         (a) Since December 31, 1995, there has been no material adverse change in that TCI Party's Assets, taken as a whole, or its financial condition or operations or its System.

         (b) A correct copy of the financial statements of that TCI Party for its System as of December 31, 1995, including an unaudited income statement and balance sheet which fairly present the financial conditions of its System, is attached as SCHEDULE 3.12.

         3.13 EMPLOYEES.

         (a) Except as set forth on SCHEDULE 3.13, there are no collective bargaining agreements applicable to any persons who are employed by that TCI Party and who render services in connection with its System, and it has no duty to bargain with any labor organization with respect to any such persons. Except as disclosed in SCHEDULE 3.13, there are not pending any unfair labor practice charges against that TCI Party, or any demand for recognition, or any other request or demand from a labor organization for representative status with respect to any persons employed by it that render services in connection with its System.

         (b) Except as disclosed in SCHEDULE 3.13, that TCI Party has complied in all material respects with all Legal Requirements applicable to its employment of labor in connection with its System, including, without limitation, WARN, ERISA, continuation coverage requirements of group health plans, and those relating to wages, hours, collective bargaining, unemployment insurance, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control and the payment and withholding of taxes.

         (c) Except as described on SCHEDULE 3.13, that TCI Party has no employment agreements, either written or oral, with any employee of its System and none of the employment agreements listed on SCHEDULE 3.13 requires IP-IV to employ any person after the Closing.

         3.14    ENVIRONMENTAL.

         (a) Except as disclosed in SCHEDULE 3.14, that TCI Party has not received any notice that it is the subject of any "Superfund" evaluation or investigation, or that it is the subject of any investigation or proceeding of any Governmental Authority evaluating whether any remedial action is necessary to respond to any release of Hazardous Substances on or in connection with its Owned Property or its Leased Property.

         (b) Except as disclosed in SCHEDULE 3.14, that TCI Party (i) is in compliance in all material respects with all Legal Requirements with respect to pollution or protection of the environment, including Legal Requirements relating to actual or threatened emissions, discharges or releases of Hazardous Substances into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, insofar as they relate to its Owned Property or its Leased Property and (ii) has received no notice of, and it has no Knowledge of circumstances relating to, any past, present or future events, conditions, circumstances, activities, practices or incidents (including the presence, use, generation, manufacture, disposal, release or threatened release of any Hazardous Substances from or on its Owned Property or its Leased Property), which could interfere with or prevent continued compliance, or which are reasonably likely to give rise to any liability, based upon or related to the processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Substance from or attributable to its Owned Property or its Leased Property.

         3.15 TAXPAYER IDENTIFICATION NUMBER. That TCI Party's U.S. Taxpayer Identification Number is set forth in the introductory paragraph of this Agreement.

         3.16 HOLDING PERIOD. The transfer by that TCI Party of its System to IP-IV under this Agreement will not violate or require obtaining a waiver under section 617 of the 1992 Cable Act and the FCC rules and regulations promulgated thereunder.

         3.17 CASH FLOW FOR SYSTEMS. The annualized aggregate total Net Cash Flow for the Systems for the nine-month period ending December 31, 1995 was not less than $23,004,152. "Net Cash Flow" means the gross revenues for a cable television system for a period less all operating expenses (other than management fees (if any), consulting fees, legal fees relating to the corporate organization, financing fees and obligations for borrowed money and income taxes, any other administrative costs and taxes incurred in connection with corporate matters not associated with that system and non-cash charges) for the applicable period.


                                    ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF IP-IV

         IP-IV represents and warrants to each TCI Party, as of the date of this Agreement and as of the Adjustment Date, as follows:

         4.1 ORGANIZATION, POWER, ETC.

         (a) IP-IV is a limited partnership duly organized, validly existing and in good standing under the laws of the State of California. IP-IV has all necessary partnership power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

         (b) IP-IV has all requisite power and authority to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by IP-IV and the consummation of transactions contemplated hereby have been duly authorized and executed and delivered by all necessary partnership action on the part of IP-IV and its partners.

         (c) This Agreement will constitute the legal, valid and binding obligation of IP-IV enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors' rights and by general principles of equity.

         4.2 APPROVALS. The execution and delivery of this Agreement by IP-IV do not require any registration with, consent or approval of, notice to, or action by any person or governmental authority which registration, approval, consent, notice or action has not been made, given or otherwise accomplished.

         4.3 NO CONFLICTS. The execution and delivery of this Agreement and any other agreements contemplated hereunder by IP-IV and the consummation of the transactions contemplated hereby and thereby will not (i) violate any material Legal Requirement, (ii) conflict with or violate the provisions of the Partnership Agreement, or (iii) conflict with, require a consent under or result in a default under, or constitute an event which would permit early termination of any material agreement to which IP-IV is a party or by which any of its properties are bound.

         4.4 COMMISSIONS. All activities of IP-IV relating to this Agreement and the transactions contemplated hereunder have been carried on by IP-IV in such a manner so as not to give rise to any valid claim by any person against any TCI Party for a finder's fee, brokerage commission or other like expense.

                                    ARTICLE 5
                                    COVENANTS

         5.1 SCHEDULES. The parties agree that (a) as of the date of this Agreement, the TCI Parties shall not be deemed to have made any of the representations and warranties in Article 3 other than those set forth in Sections 3.1, 3.2, 3.15, 3.16 and 3.17, (b) each TCI Party has twenty-one (21) days after the date of this Agreement to deliver Schedules pertaining to its System to IP-IV, and (c) IP-IV may terminate this Agreement as provided in
Section 8.1 after its review of such Schedules. If IP-IV accepts the Schedules delivered by the TCI Parties, as such Schedules may be further modified after any discussion between the parties, such Schedules will be deemed to be included in this Agreement and to have been included in this Agreement as of the date of this Agreement for all purposes of this Agreement. Upon such Schedules being included in this Agreement, each TCI Party shall be deemed to have made the representations and warranties in Article 3 not made as of the date of this Agreement. IP-IV's sole remedy for failure to provide the schedules as required herein shall be termination of this Agreement as set forth in Section 8.1.

         5.2 HSR NOTIFICATION. As soon as practicable after the execution of this Agreement, but in any event no later than thirty (30) days after such execution, each party will complete and file, or cause to be completed and filed, any notification and report required to be filed under the HSR Act. Each party will take any additional action that may be necessary, proper or advisable, will cooperate to prevent inconsistencies between their respective filings and will furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the HSR Act. Each party will pay its own filing fees in connection with a filing under the HSR Act required by this Section . Notwithstanding anything to the contrary in this Agreement, if either the TCI Parties or IP-IV, in their or its sole opinion, considers a request from a Governmental Authority for additional data and information in connection with the HSR Act to be unduly burdensome, such party may terminate this Agreement; provided that if either the TCI Parties or IP-IV terminate this Agreement pursuant to this Section 5.2, the terminating party shall reimburse the other parties or party for any filing fee paid by such other party in connection with any filing made under the HSR Act related to the transactions contemplated by this Agreement within 15 days of such termination.

         5.3      EMPLOYEES.

         (a) No later than fifteen (15) days after the date of this Agreement, each TCI Party will provide a list to IP-IV identifying its employees. At least thirty (30) days prior to the Adjustment Date, IP-IV will notify the relevant TCI Party as to which employees of such TCI Party IP-IV intends to offer employment. Employees hired by IP-IV will be offered a program of employee benefits, including medical, dental, life insurance and disability benefits. For purposes of calculating the benefits to which the employees employed by IP-IV shall be entitled, IP-IV shall treat the period of such employees' employment with the relevant TCI Party immediately prior to employment with IP-IV as if such employment had been with IP-IV. IP-IV will have no obligation to hire any of the TCI Parties' employees that render services in connection with the operation of the Systems. IP-IV shall pay any employee of a TCI Party whom IP-IV employs after the Adjustment Date and terminates without cause within ninety (90) days thereof any severance pay which that TCI Party would have paid had such TCI Party terminated such employee at the Adjustment Time.

         (b) Subject to Sections 9.2 through 9.6, each TCI Party will remain solely responsible for, and will indemnify and hold harmless IP-IV from and against all Losses arising from or with respect to, all salaries and all severance, vacation, medical, sick, holiday, continuation coverage and other compensation or benefits to which its employees may be entitled, whether or not such employees may be hired by IP-IV, as a result of their employment by it prior to the Adjustment Time, the termination of their employment prior to the Adjustment Time, the consummation of the transactions contemplated hereby, or pursuant to any applicable law (including without limitation, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101, et seq. ("WARN")), or otherwise, relating to their employment prior to the Adjustment Time.

         5.4 TITLE INSURANCE COMMITMENTS. Each TCI Party will provide to IP-IV, within thirty (30) days after the date of this Agreement, a copy of each vesting deed pursuant to which such TCI Party obtained title to any of its Owned Property. IP-IV will have the option to obtain, at its own expense, (i) commitments of title insurance ("Title Commitments") issued by a nationally recognized title insurance company selected by it obtaining such title commitments (the "Title Company") and containing policy limits and other terms reasonably acceptable to it, and photocopies of all recorded items described as exceptions therein committing to insure (A) fee title in it to each parcel of Owned Property included in its Assets and (B) a leasehold interest in IP-IV in each parcel of Leased Property included in its Assets that is the site of a System headend or tower, by ALTA (1992) owner's or lessee's policies of title insurance, and (ii) current ALTA as-built surveys of each such parcel of Owned Property or Leased Property included in the Assets with monuments placed at all major corners of the property boundary unless already marked and showing the location and identification by recorded instrument number of all easements or rights-of-way burdening or benefiting the property in question and all other documents and matters referenced as exceptions on the Title Commitment, the location of all apparent easements and rights-of-way, flood zone designation, setback lines, if applicable, the location of all substantial visible improvements on such property and the location of all adjoining streets and indication of access to a public way such as curb cuts and driveways, in such form as is reasonably satisfactory to IP-IV and as is necessary to obtain the title insurance to be issued pursuant to the Title Commitments with the standard printed exceptions relating to survey matters deleted (the "Surveys"), certified to IP-IV and the Title Company issuing a Title Commitment. If IP-IV notifies the relevant TCI Party prior to the Adjustment Date of its receipt of both the Title Commitments and the Surveys of any Lien (other than a Permitted Lien or a Lien set forth in SCHEDULE 3.4) or other matter affecting title to Owned Property or Leased Property which renders (or presents a material risk of rendering) title to any parcel of Owned Property not good and marketable or prevents or materially interferes with (or presents a material risk of preventing or interfering with) the use of any parcel of Owned Property or Leased Property for the purposes for which it is currently used (each a "Title Defect"), such TCI Party will exercise commercially reasonable efforts to remove or, with the consent of IP-IV, cause the Title Company to commit to insure over, each such Title Defect prior to the Adjustment Date.

         5.5 CERTAIN TCI PRE-ADJUSTMENT DATE AFFIRMATIVE COVENANTS. Except as IP-IV may otherwise consent in writing, between the date of this Agreement and the Adjustment Date, each TCI Party shall with respect to its System and the Assets owned or leased by it to, as applicable:

         (a) operate that System only in the usual, regular and ordinary course and in accordance with past practices (including but not limited to completing line extensions, placing conduit or cable in new developments, fulfilling installation requests, continuing work on existing construction projects, purchasing new converters, replacing vehicles and other capital expenditures consistent with that TCI Party's capital budget for that System and attached as SCHEDULE 5.5 and, to the extent consistent with such operation, use its reasonable efforts to (i) preserve the current business organization of that System intact, including preserving existing relationships with franchising authorities, suppliers, customers and others having business dealings with that System, unless IP-IV requests otherwise, (ii) use reasonable efforts to keep available the services of its employees providing services in connection with the System and (iii) continue budgeted marketing, advertising and promotional expenditures with respect to that System;

         (b) maintain (i) those Assets in good operating condition consistent with past practices and the capital budget attached as SCHEDULE 5.5,
(ii) equipment and inventory for that System at normal historical levels consistent with past practices, but in no event will there be less than thirty
(30) days of equipment and inventory, assuming normal use, on the Adjustment Date for that System and (iii) in full force and effect, policies of insurance with respect to those Assets and the operation of that System, in such amounts and with respect to such risks as are maintained on the date of this Agreement;

         (c) maintain its books, records and accounts with respect to those Assets and the operation of that System in the usual, regular and ordinary manner on a basis consistent with past practices or current practices and policies of Tele-Communications, Inc.;

         (d) (i) give to IP-IV, and its counsel, accountants and other representatives, upon reasonable notice, full access during normal business hours to that System, its Owned Property, its Leased Property, all of its Assets, its books and records and tax returns, and that System's personnel; and
(ii) furnish to IP-IV and such representatives all such additional documents, financial information, and other information as IP-IV from time to time reasonably may request; provided that no investigation will affect or limit the scope of any of the representations and warranties of a TCI Party herein or in any Transaction Document or limit liability for any breach of such representations and warranties;

         (e) use its commercially reasonable efforts to obtain in writing as promptly as possible the Required Consents and any other consent, authorization or approval required to be obtained by such party in connection with the transactions contemplated hereunder, and deliver to IP-IV copies of such Required Consents and such other consents, authorizations or approvals; provided, however, that such TCI Party will afford IP-IV the opportunity to review, approve and revise the form of Required Consent prior to delivery to the party whose consent is sought and that TCI Party will not accept or agree or accede to any modifications or amendments to, or any conditions to the transfer of, any of its Franchises, Licenses, Contracts or Real Property Interests of its System that are not reasonably acceptable to IP-IV;

         (f) promptly deliver to IP-IV true and complete copies of all monthly and quarterly financial statements and operating reports and any reports with respect to the operation of that System prepared by or for that TCI Party at any time from the date hereof until the Adjustment Date, and any other similar materials which IP-IV may reasonably request;

         (g) promptly notify IP-IV of any circumstance, event or action by it or otherwise (i) which, if known at the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement, or (ii) the existence, occurrence or taking of which would result in any of its representations and warranties in this Agreement or in any Transaction Document not being true and correct in all material respects when made or at the Adjustment Date, and, with respect to clause (ii), use its commercially reasonable efforts to remedy the same;

         (h) negotiate in good faith with IP-IV with respect to the assignment and assumption of retransmission agreements for its System;

         (i) give or cause to be given to IP-IV, and its counsel, accountants and other representatives, as soon as reasonably possible but in any event prior to the date of submission to the appropriate Governmental Authority, copies of all FCC Forms 1200, 1205, 1210, 1215, 1220 and 1240 or any other FCC forms required under the regulations of the FCC promulgated under the 1992 Cable Act and prepared with respect to that System, such forms to be satisfactory in form and substance to IP-IV;

         (j) use reasonable good faith efforts to establish or cause to be established rates charged to subscribers of that System, as of the Adjustment Date, that would be allowable under the regulations of the FCC promulgated under the 1992 Cable Act;

         (k) use reasonable commercial efforts to obtain extensions (the "Franchise Extensions") to the term of those Franchises which, in the absence of such extensions, would expire earlier than three years from the Adjustment Date, such extensions to expire no earlier than three (3) years from the Adjustment Date;

         (l) use its best efforts to obtain, at or prior to the Adjustment Date, from each owner of a multiple dwelling complex or trailer park who is a cable subscriber pursuant to a written or oral agreement of that TCI Party's System and from whom IP-IV requests in writing an agreement be obtained a multiple dwelling unit agreement in form and substance satisfactory to IP-IV; and

         (m) deliver to IP-IV copies of all fidelity, performance and other bonds posted for franchise and pole agreements in connection with its System.

         5.6 CERTAIN TCI PRE-ADJUSTMENT DATE NEGATIVE COVENANTS. Except as IP-IV may otherwise consent in writing, or as contemplated by this Agreement, between the date of this

Agreement and the Adjustment Date, each TCI Party shall not with respect to its System or the Assets owned or leased by it, as applicable:

         (a) modify, terminate, renew, suspend or abrogate any Real Property Interest or Contract described in SCHEDULE 2.1(b)(i), (ii), (iii), (iv) OR (v) other than in the ordinary course of business;

         (b) modify, terminate, renew, suspend or abrogate any Franchise or License;

         (c) enter into any transaction or take any action that would result in any of its representations and warranties in this Agreement or in any Transaction Document not being true and correct in all material respects when made or on the Adjustment Date for its System;

         (d) engage in any marketing, subscriber installation or collection practices that are inconsistent with its past practices, except as otherwise budgeted;

         (e) except as required by law or as budgeted, change the rate charged for any level of cable television service or any pay cable television service or add or delete any programming services;

         (f) enter into any agreement with or commitment to any competitive access providers with respect to its System;

         (g) sell any portion of its Assets other than sales in the ordinary course of business; or

         (h) hire new employees (other than replacement employees), increase compensation or benefits except as otherwise budgeted or enter collective bargaining agreements.

         5.7 CERTAIN TCI PRE-CLOSING COVENANTS. Each TCI Party shall on or before the first Closing:

         (a) in connection with any financing by IP-IV or refinancing by IP-IV of the TCI Debt:

                  (i) grant to IP-IV's lenders, as security for any indebtedness of IP-IV incurred in connection with the refinancing of the TCI Debt, a first priority nonrecourse security interest (subject only to Permitted Liens) in and to the Cash Flow and to all of that TCI Party's Assets,

                  (ii) consent to the granting by IP-IV of a security interest in and to all rights arising under this Agreement and the Management Agreement, and

                  (iii) execute and deliver any security agreements, mortgages, financing statements and other instruments reasonably necessary or appropriate to evidence or effect any security interest granted by the TCI Parties pursuant to this Section 5.7;

          provided that

                           (A) IP-IV shall be the borrower and such financing and any refinancing of such financing shall be a "nonrecourse liability" as that term is used in sections 704 and 752 of regulations under the Code;

                           (B) no TCI Party shall be liable for the payment of any amount in respect of any such indebtedness incurred by IP-IV, as an obligor, co-obligor, guarantor or otherwise;

                           (C)      the security agreements, mortgages,
                  financing statements and other instruments shall be in form and substance reasonably satisfactory to the TCI Parties; and

                           (D) the TCI Parties shall have obtained any consents which may be required by any law applicable to, or under any contract which is binding upon, a TCI Party or any Affiliate of it or its Assets for the grant of any liens described in this Section 5.7(a);

         (b) pay the remaining balances on any leases for vehicles included in its Tangible Personal Property and will deliver title to such vehicles free and clear of all Liens to IP-IV at the first Closing;

         (c) unless otherwise restricted or prohibited by any Governmental Authority or applicable Legal Requirements, if requested by IP-IV, delete any distant broadcast signals which IP-IV determines will result in unacceptable liability on the part of IP-IV for copyright payments with respect to continued carriage of such signals after such Closing; and

         (d) not knowingly act or fail to notify IP-IV of any matter of which it acquires Knowledge between the Adjustment Date and the relevant Closing Date where, if such TCI Party's representations and warranties which are made as of the Adjustment Date had also been made as of the relevant Closing Date, such action or matter would have rendered that TCI Party's representations and warranties untrue or incorrect in any material respect on that Closing Date (notwithstanding that the representations and warranties of each TCI Party in Article 3 shall not be made as of the Closing Date or that the covenants in Sections 5.4, 5.5 and 5.6 of each TCI Party shall not have to be performed after the Adjustment Date); provided, that no TCI Party shall have any liability under this Section 5.7(d) for a failure to notify IP-IV of any matter of which IP-IV has independent knowledge prior to the Closing.

         5.8 CERTAIN POST-CLOSING COVENANTS. Subsequent to the first Closing each TCI Party shall:

         (a) continue to use commercially reasonable efforts to obtain in writing as promptly as possible any consent, authorization or approval required to be obtained by it in connection with the transactions contemplated hereunder which was not obtained on or before that Closing and will deliver copies of the same, reasonably satisfactory in form and substance, to IP-IV;

         (b) for sixty (60) days, to the extent practicable, provide reasonable transition billing assistance and shall be timely reimbursed for any expenses incurred with respect to such assistance;

         (c) for one (1) year cooperate with and assist IP-IV, at IP-IV's cost and expense, in connection with IP-IV's preparation of any audited or unaudited financial statements or information that IP-IV reasonably considers to be necessary for the purposes of compliance with any rules and regulations imposed by the Securities and Exchange Commission;

         (d) for 18 months, cooperate with and assist IP-IV by providing, upon request, all information in that TCI Party's possession (and not previously made available to IP-IV) relating directly to the rates set forth in SCHEDULE 3.9, as applicable, or on any of FCC Forms 393, 1200, 1205, 1210, 1215, 1220 or
1240, that IP-IV may reasonably require to justify such rates in response to any inquiry, order or requirements of any Governmental Authority;

         (e) at the request of IP-IV, promptly execute and deliver, or cause to be executed and delivered, to the other all such documents and instruments, in addition to those otherwise required by this Agreement, in form and substance reasonably satisfactory to IP-IV as IP-IV may reasonably request in order to carry out or evidence the terms of this Agreement, or to collect any accounts receivables or other claims included in the Assets; and

         (f) for a period of sixty (60) days allow IP-IV to use the trademarks, trade names, service marks, service names, logos and similar proprietary rights of the other to the extent incorporated in or on the Assets transferred to it at that Closing, provided that IP-IV will exercise efforts to remove all such names, marks, logos and similar proprietary rights of the relevant TCI Party from the Assets as soon as reasonably practicable following that Closing.

         5.9      CERTAIN IP-IV COVENANTS. IP-IV shall:

         (a) use all reasonable efforts to ensure that the conditions set forth in Article 6 and Section 7.3(b) are satisfied to the extent such matters are within its control;

         (b) cooperate with the TCI Parties in the process of obtaining approvals and consents required to transfer the Systems, including such approvals or consents as are required for the assignment of the Franchises;

         (c) execute and deliver such documents and take such action as may be reasonably requested by each TCI Party to enable such TCI Party to comply with the requirements of its programming agreements with respect to divestitures and acquisitions of cable television systems; provided, however, that IP-IV will not be required to provide specific programming or channels or to assume any liability with respect to or in connection with any TCI Party's programming agreements; and

         (d) at the request of any TCI Party, promptly execute and deliver, or cause to be executed and delivered, to the other all such documents and instruments, in addition to those otherwise required by this Agreement, in form and substance reasonably satisfactory to that TCI Party as that TCI Party may reasonably request in order to carry out or evidence the terms of this Agreement.

         5.10     CONFIDENTIALITY AND PUBLICITY.

         (a) Each party will use reasonable efforts to assure that any non-public information that such party may obtain from the other in connection with this Agreement with respect to the other will be confidential and, unless and until the Closing occurs, such party will not disclose any such information to any other Person (other than on a "need-to-know" basis to its directors, officers, partners and employees, and representatives of its advisers and lenders whose knowledge thereof is necessary in order to facilitate the consummation of the transactions contemplated hereby) or use such information to the detriment of the other (including the use of such information to compete for the provision of cable television service in the Systems of such other party); provided that (i) such party may use and disclose any such information once it has been publicly disclosed (other than by such party in breach of its obligations under this Section ) or which rightfully has come into the possession of such party (other than from the other party), and (ii) to the extent that such party may, in the reasonable opinion of its counsel, be compelled by Legal Requirements to disclose any of such information, such party may disclose such information if it will have used all reasonable efforts, and will have afforded the other the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. The obligation by the parties to hold information in confidence pursuant to this Section will be satisfied if such party exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information. In the event of termination of this Agreement, each party will destroy all copies of any documents, work papers and other materials obtained by such party or on its behalf from the other, whether so obtained before or after the execution hereof as long as such documents, work papers and other materials do not fall within the exceptions set forth in clauses (i) and (ii) of this subsection.

         (b) IP-IV and the TCI Parties each will consult with and cooperate with the other with respect to the content and timing of all press releases and other public announcements, and any oral or written statements to the TCI Parties' employees concerning this Agreement and the transactions contemplated hereby. Except as required by applicable Legal Requirements, neither IP-IV nor any TCI Party will make any such release, announcement or statements without the prior written consent and approval of the other, which consent and approval may not be unreasonably withheld.

                                    ARTICLE 6
                        CONDITIONS PRECEDENT TO CLOSINGS

         6.1 CONDITIONS TO TCI PARTIES' OBLIGATIONS. The obligations of each TCI Party to consummate the transactions contemplated by this Agreement will be subject to the satisfaction, at or before the Closing, of the following conditions, which may be waived by the TCI Parties:

         (a) there is no Legal Requirement, and no Judgment has been entered and not vacated by any Governmental Authority of competent jurisdiction in any Litigation or arising therefrom, which enjoins, restrains, makes illegal, or prohibits consummation of the transactions contemplated by this Agreement or by any Transaction Document, and there is no Litigation pending or threatened seeking, or which if successful would have the effect of, any of the foregoing;

         (b) TCI shall have obtained or received evidence, in form and substance satisfactory to it, that Required Consents marked with an asterisk on
SCHEDULE 3.3 for the Systems have been obtained;

         (c) all filings required under the HSR Act have been made and the applicable waiting period has expired or been earlier terminated without the receipt of any objection or the commencement or threat of any litigation by a Governmental Authority of competent jurisdiction to restrain the consummation of the transactions contemplated by this Agreement; and

         (d) if the first Closing occurs on or before the Adjustment Date, the conditions precedent in Section 7.3(b)(i) (only for purposes of the first Closing), except that each reference therein to the Adjustment Date shall be a reference to the first Closing Date.

         6.2 CONDITIONS TO IP-IV'S OBLIGATIONS. The obligations of IP-IV to consummate the transactions contemplated by this Agreement will be subject to the satisfaction, at or before each Closing, of the following conditions, which may be waived by IP-IV:

         (a) there is no Legal Requirement, and no Judgment has been entered and not vacated by any Governmental Authority of competent jurisdiction in any Litigation or arising therefrom, which enjoins, restrains, makes illegal, or prohibits consummation of the transactions contemplated by this Agreement or by any Transaction Document; and there is no Litigation pending or threatened seeking, or which if successful would have the effect of, any of the foregoing;

         (b) IP-IV has received evidence, in form and substance reasonably satisfactory to it, that Required Consents marked with an asterisk on SCHEDULE
3.3 for the Systems which will be transferred at that Closing have been obtained;

         (c) all filings required under the HSR Act have been made and the applicable waiting period has expired or been earlier terminated without the receipt of any objection or the commencement or threat of any litigation by a Governmental Authority of competent jurisdiction to restrain the consummation of the transactions contemplated by this Agreement; and

         (d) all required retransmission consent agreements for carriage of broadcast signals carried on the Systems shall have been obtained on terms and conditions reasonably acceptable to IP-IV where any existing retransmission consent agreement for the carriage of such signals is an Excluded Asset, provided that this condition shall expire on the first anniversary of the date of this Agreement; and

         (e) if the first Closing occurs on or before the Adjustment Date, the conditions precedent set forth in Section 7.3(b)(ii) (only for purposes of the first Closing), except that each reference therein to the Adjustment Date shall be a reference to the first Closing Date.

                                    ARTICLE 7
                                  THE CLOSINGS

         7.1      CLOSING.

         (a) Subject to Section 7.2, a single closing of the contribution of all Assets (the "Closing") shall take place by mail and facsimile at a date and time mutually determined by IP-IV and the relevant TCI Parties as soon as practicable but no later than ten (10) days after all conditions set forth in
Article 6 have been satisfied or waived (the "Closing Date").

         (b) At the Closing, (i) each TCI Party will deliver or cause to be delivered to IP-IV the agreements, documents, instruments and certificates listed on SCHEDULE 7.1(b)(i), and (ii) IP-IV will deliver to the TCI Parties the agreements, documents, instruments and certificates listed on SCHEDULE 7.1(b)(ii).

         7.2      MULTIPLE CLOSING CONTINGENCY.

         (a) If the conditions to closing set forth in Article 6 have not been satisfied or waived with respect to all of the Assets on or prior to the date specified in clause (b) of the definition of Adjustment Date, then each TCI Party shall (i) from and after the Adjustment Date deliver monthly to IP-IV the Cash Flow of its Assets until the earliest of (A) the Closing for those Assets as described in clause (ii) below, (B) the first anniversary of the Adjustment Date if the first Closing has not occurred on or before that date or (C) such earlier date as the parties hereto shall agree upon; (ii) as soon as practicable after the Adjustment Date, consummate the transactions contemplated hereby at a Closing with respect to all of its Assets, other than Leases and Contracts marked with an double asterisk on SCHEDULE 3.3 and Franchises and Licenses, in each case, the consent for the transfer of which has not been obtained, when the Minimum Required Consents for the Systems have been obtained and all other conditions applicable to the Systems have been either satisfied or waived; (iii) continue, thereafter, to use all reasonable commercial efforts to cause all remaining warranties conditions to be satisfied with respect to its Retained Assets; and (iv) consummate the contribution of the Retained Assets at one or more future closings as soon as practicable thereafter. "Minimum Required Consents" means the consents required for the transfer of Leases and Contracts designated on SCHEDULE 3.3 with a double asterisk, all Licenses and those Franchises pursuant to which cable television service is delivered to ninety-five percent (95%) of the EBSs of the Systems.

         (b) Notwithstanding anything to the contrary in this Agreement, in the event that there shall be more than one Closing under this Agreement, then with respect to any Assets, all references to the Closing hereunder shall be deemed to refer to the Closing at which such Assets are contributed to IP-IV.

         7.3      INTERIM MANAGEMENT OF THE SYSTEMS BY IP-IV.

         (a) Subject to Section 7.3(b), if the conditions to closing set forth in Article 6 have not been satisfied or waived with respect to all of the Assets on or prior to the date specified in clause (b) of the definition of Adjustment Date (without reference to clause (ii) therein), on that date, IP-IV shall commence management of those Assets which have not been transferred to IP-IV pursuant to the terms set forth in a management agreement in the form attached as EXHIBIT 7.3 (the "Management Agreement").

         (b) No party shall be obligated to enter into the Management Agreement unless:

                  (i) in the case of each TCI Party, the following conditions precedent are satisfied or waived by such TCI Party on or before the date specified in clause (b) of the definition of Adjustment Date (without reference to clause (ii) therein):

                           (A) the representations and warranties of IP-IV in this Agreement are true in all material respects at and as of the Adjustment Date with the same effect as if made at and as of that date;

                           (B) IP-IV has performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement to be performed and complied with by it at or before the Adjustment Date;

                           (C) there is no Legal Requirement, and no Judgment has been entered and not vacated by any Governmental Authority of competent jurisdiction in any Litigation or arising therefrom, which enjoins, restrains, makes illegal, or prohibits consummation of the transactions contemplated by this Agreement or the Management Agreement and there is no Litigation pending or threatened seeking, or which if successful would have the effect of, any of the foregoing;

                           (D) TCI-Spartanburg shall have received the demand promissory note date January 22, 1996 made by it in favor of IP-IV in an original principal amount of $5,666,404, canceled by IP-IV; TCI-Greenville shall have received the demand promissory note dated January 22, 1996 made by it in favor of IP-IV in an original principal amount of $22,665,616, canceled by IP-IV; and TCI-Piedmont shall have received the demand promissory note dated January 22, 1996 made by it in favor of IP-IV in an original principal amount of $5,666,404, canceled by IP-IV;

                           (E) an amendment to the Partnership Agreement, in form and substance satisfactory to the TCI Parties, shall have been executed and delivered;

                           (F) if this Agreement has been assigned to a partnership which owns equity interests in IP-IV as contemplated in Section 10.6, each TCI Party shall have approved the partnership agreement for that partnership and shall have been admitted as a limited partner therein to the extent of its interests in IP-IV; and

                  (ii) in the case of IP-IV, the following conditions precedent are satisfied or waived by IP-IV on or before date specified in clause (b) of the definition of the Adjustment Date without reference to clause (ii) therein:

                           (A) the representations and warranties of each TCI Party in this Agreement are true in all material respects at and as of the Adjustment Date with the same effect as if made at and as of that date;

                           (B) each TCI Party has performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement to be performed and complied with by it at or before the Adjustment Date;

                           (C) there is no Legal Requirement, and no Judgment has been entered and not vacated by any Governmental Authority of competent jurisdiction in any Litigation or arising therefrom, which (i) enjoins, restrains, makes illegal, or prohibits consummation of the transactions contemplated by this Agreement or the Management Agreement; or
                  (ii) might have a material adverse effect on any of the Systems and there is no Litigation pending against a TCI Party or threatened against a TCI Party seeking, or which if successful would have the effect of, any of the foregoing;

                           (D) the Systems have as of the Adjustment Date at least one hundred fourteen thousand five hundred (114,500) EBSs;

                           (E)      the consents and approvals listed on
                  SCHEDULE 7.3 are received in form and substance satisfactory to IP-IV;

                           (F) there is no material adverse change in the Assets or the financial condition or operations of the Systems since the date of this Agreement;

                           (G) there exist no material Title Defects which the Title Company has not deleted from the Title Commitments or, with the consent of IP-IV, committed to insure over;

                           (H) any environmental audits or assessments conducted by IP-IV with respect to Owned Property or Leased Property do not indicate the presence thereon, or the likelihood of presence thereon, of Hazardous Substances of a kind or in a quantity as could reasonably be expected to give rise to a material risk of liability;

                           (I) IP-IV shall have received from Daniels & Associates an appraisal, in form and substance satisfactory to IP-IV, concluding that the fair market value of all of the Assets (assuming that the purchaser thereof was not assuming any indebtedness with respect to such Assets) is at least equal to two hundred forty million dollars ($240,000,000); and

                           (J) The annualized cumulative Net Cash Flow for 1996 of the Systems measured through the second calendar month ended immediately prior to the calendar month in which the Adjustment Date occurs is not less than $22,000,000.

         7.4      SUBSTITUTE CONSIDERATION.

         (a) If, on the date sixty (60) days prior to the first anniversary of the Adjustment Date, the first Closing has not occurred but the Management Agreement has been entered into, each TCI Party or TCI Parties shall propose, at the option of such TCI Party or TCI Parties, substituting for its Assets (x) payment of cash, (y) transfer of cable television systems ("Substitute Systems") located in the same geographical region as its System and reasonably acceptable to IP-IV or (z) assumption of indebtedness of IP-IV (or any combination of the foregoing), in each case, equivalent in amount or value to: (i) the Fair Market Value of its System as of the date on which the Substitute Systems are substituted for such System; (ii) plus any Adjustment Amount paid by IP-IV to such TCI Party or TCI Parties; and (iii) minus any Adjustment Amount paid by such TCI Party or TCI Parties to IP-IV and any TCI Debt not assumed by IP-IV. "Fair Market Value" means with respect to a System the fair market sales value that would be obtained in an arm's-length transaction between an informed and willing buyer and an informed and willing seller, under no compulsion, respectively, to buy or sell, and neither of which is an Affiliate of IP-IV or a TCI Party, for the purchase of that System, taking into consideration the effect of any capital expenditures made by IP-IV with respect to the Systems and assuming in the determination of such fair market value that the buyer has rights to use the Assets for such System in connection with the operation of that System which rights are comparable to those enjoyed by the relevant TCI Party at the date of such determination.

         (b) If IP-IV and the relevant TCI Party fail to agree upon the Fair Market Value of a System or Substitute System within thirty (30) days of the date on which such TCI Party proposed a Substitute System, cash or the assumption of the indebtedness of IP-IV, they shall appoint an appraiser to determine the Fair Market Value of such System or Substitute System, whose determination shall be made within thirty (30) days of its appointment and shall be final and binding on IP-IV and the TCI Parties. If IP-IV and such TCI Party fail to agree upon a mutually acceptable appraiser within five (5) days after IP-IV or such TCI Party delivers a written request therefor to the other, each shall appoint, within five (5) days thereafter, an independent appraiser, and such appraisers shall jointly determine such matter, or, if such appraisers cannot agree on such matter within thirty (30) days, such matter shall be determined by the two independent appraisers and a third independent appraiser chosen by agreement of such first two appraisers within five (5) days after such thirty (30) day period. If such three appraisers fail to reach an agreement, the estimates of such three appraisers shall be averaged unless the estimate of one appraiser differs from the median of the three estimates by more than twice the amount that any other estimate differs from the median, in which case the estimate which differs most from the median shall be discarded and the two remaining estimates averaged. If such third appraiser is not appointed within such five (5) day period or such appraisal is not made within thirty (30) days of such appointment, then such appraisal shall be made promptly by an appraiser appointed by the American Arbitration Association. If either party fails to appoint an appraiser within the time required, the determination of the appraiser appointed by the other party shall be final. The expenses of the appraisal procedure shall be shared by IP-IV and the relevant TCI Party.

         (c) Upon the TCI Parties' agreement to pay such cash or assume indebtedness of IP-IV or IP-IV's acceptance of such Substitute Systems and the release of all Liens other than Permitted Liens (excluding clause (e) in the definition thereof) imposed upon the Assets while IP-IV managed the Systems, the parties shall amend (i) this Agreement to (A) delete the Systems and the receipt by IP-IV of the Cash Flow therefrom, (B) substitute therefor the cash, assumption of IP-IV's indebtedness or the Substitute Systems, as applicable, and
(C) provide for payment of the Adjustment Amount with respect to the Substitute Systems on and determined as of the date that the Substitute Systems shall become subject to this Agreement; and (ii) the Management Agreement to provide that (A) the Systems shall no longer be subject thereto and (B) the Substitute Systems (if any) shall be subject to management by IP-IV thereunder.

         7.5 RETAINED ASSETS. If the first Closing shall have occurred at any time prior to the Outside Closing Date but thereafter there remain Assets which have not been transferred to IP-IV ("Retained Assets"), subject to Section 7.2(a) and the Management Agreement, IP-IV shall manage the Retained Assets under the Management Agreement until such time as IP-IV shall sell or otherwise transfer or dispose of the System or Systems or Substitute System or Substitute Systems, as the case may be ("Transferred Assets"), of which the Retained Assets are a part. The TCI Party or TCI Parties which own the Retained Assets shall not grant any Lien on any of the Assets included in its Retained Assets, except for Permitted Liens, and shall notify IP-IV of any matter of which it has Knowledge which may result in the imposition of a Lien on any such Assets. When IP-IV transfers or disposes of a Transferred Assets, the TCI Party or TCI Parties which own the Retained Assets shall transfer all its right, title and interest in the Retained Assets to the person to whom IP-IV transfers the Transferred Assets; however, the TCI Party or TCI

Parties shall not be entitled to receive any of the consideration which may be paid therefor by the recipient of the Transferred Assets and Retained Assets, other than in its capacity as a limited partner of IP-IV. Each TCI Party which shall transfer any Retained Assets to a third party shall execute and deliver a bill of sale and assumption agreement in substantially the form which it would have executed, and shall provide such evidence of its authority to execute and deliver the same, had the Retained Assets been transferred pursuant to a Closing under this Agreement.

         7.6 FINAL CONSIDERATION. If the first Closing has not occurred on or before the Outside Closing Date and the Management Agreement has been entered into, each TCI Party shall, on or before that date, either substitute for its Assets (x) payment of cash or (y) assumption of indebtedness of IP-IV (or any combination of the foregoing), in each case, equivalent in amount or value to
(i) the Fair Market Value of its Substitute System, determined as of the date on which such TCI Party will pay cash or assume indebtedness of IP-IV, (ii) plus any Adjustment Amount paid by IP-IV to such TCI Party or TCI Parties with respect to that Substitute System, and (iii) minus any Adjustment Amount paid by such TCI Party or TCI Parties to IP-IV with respect to that Substitute System and any TCI Debt not assumed by IP-IV. Upon the TCI Parties' agreement to pay such cash or assume IP-IV's indebtedness and the release of all Liens other than Permitted Liens (excluding clause (e) in the definition thereof) imposed upon the Assets while IP-IV managed the Systems, the parties shall (i) amend this Agreement to (A) delete the Substitute Systems and the receipt by IP-IV of the Cash Flow therefrom or (B) substitute therefor the cash or assumption of IP-IV's indebtedness, as applicable, and (ii) terminate the Management Agreement.


                                    ARTICLE 8
                             TERMINATION AND DEFAULT

         8.1 TERMINATION EVENTS. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

         (a) by IP-IV at any time within the first twenty-one (21) days after the date of this Agreement if IP-IV determines, in its sole discretion, after completion of its review of the Schedules and such other due diligence investigation of the Assets as IP-IV shall determine is appropriate that a deficiency in title to or the physical condition of any of the Assets or a liability in respect of any Litigation or any Legal Requirement described in
Section 3.14 exists and such deficiency or liability, when taken together with other such deficiencies and liabilities, exceeds one million dollars ($1,000,000);

         (b) at any time, by the mutual agreement of the TCI Parties, on one hand, and IP-IV, on the other;

         (c) by either the TCI Parties, on one hand, or IP-IV, on the other, at any time, if the other (any TCI Party or IP-IV) is in material breach or default of any of its covenants, agreements or other obligations herein or in any Transaction Document, or if any of its representations herein or in any Transaction Document, or if any of its representations herein or in any Transaction Document are not true in all material respects when made or when otherwise required by this Agreement or any Transaction Document to be true;

         (d) by either the TCI Parties, on one hand, or IP-IV, on the other, upon written notice to the other, if the Management Agreement has not been executed and delivered by all such parties by June 1, 1996;

         (e) subject to Section 7.6 , by either the TCI Parties, on one hand, or IP-IV, on the other, upon written notice to the other, if the first Closing has not occurred on or before the second anniversary of the date referred to in clause (b) of the definition of Adjustment Date (the "Outside Closing Date"), for any reason other than a material breach or default by such party of its respective covenants, agreements or other obligations hereunder, or any of its representations herein not being true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate in all material respects;

         (f) by either party if that party terminates the Management Agreement prior to the first Closing; or

         (g) as otherwise provided herein.

         8.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 8.1, all obligations of the parties hereunder and under the Management Agreement (if in force) will terminate, except for the obligations set forth in Sections 5.10, 10.1, 10.2, 10.13 and 10.17. Termination of this Agreement pursuant to Section 9.1(b) or 9.1(c) will not limit or impair any remedies that IP-IV or any TCI Party may have with respect to a breach or default by the other of its covenants, agreements or obligations hereunder. If this Agreement is terminated pursuant to Section 8.1(e), IP-IV shall be entitled to the cash payment as provided in Sections 7.4 and 7.6.


                                    ARTICLE 9
                                 INDEMNIFICATION

         9.1 INDEMNIFICATION BY IP-IV. From and after the Adjustment Date with respect to subsections (a) and (b) and from and after the relevant Closing Date with respect to subsection (c), IP-IV will indemnify and hold harmless each TCI Party, its respective Affiliates, partners, officers, directors, employees, agents and representatives, and any Person claiming by or through any of them, as the case may be, from and against any and all Losses (after taking into account any Taxes payable by an indemnified party as a result of such indemnification) arising out of or resulting from:

         (a) any representation or warranty made by IP-IV in this Agreement or in any Transaction Document not being true and accurate in all material respects when made or, in the case of any representation or warranty which is qualified by its terms by a materiality requirement, not being true and accurate when made;

         (b) any failure by IP-IV to perform in all material respects any of its covenants, agreements or obligations in this Agreement or the Management Agreement or, in the case of any agreement, covenant or obligation, which is by its terms is qualified by a limitation that performance need only be material, any failure to perform such covenant, agreement or obligation;

         (c) the Assumed Liabilities.

If, by reason of the claim of any third party relating to any of the matters subject to such indemnification, a Lien is placed or made upon any of the properties or assets owned or leased by a TCI Party or any other Indemnitee under this Section, in addition to any indemnity obligation of IP-IV under this Section, IP-IV will furnish a bond sufficient to obtain the prompt release thereof within ten (10) days after receipt from that TCI Party of notice thereof.

         9.2 INDEMNIFICATION BY TCI PARTIES. From and after the Adjustment Date with respect to subsections (a) and (b) and from and after the relevant Closing Date with respect to subsections (c) and (d), each TCI Party will indemnify and hold harmless IP-IV, its Affiliates, partners, officers, directors, employees, agents and representatives, and any Person claiming by or through any of them, as the case may be, from and against any and all Losses (after taking into account any Taxes payable by an indemnified party as a result of such indemnification) arising out of or resulting from:

         (a) any representations and warranties made by that TCI Party in this Agreement or in any Transaction Document not being true and accurate in all material respects when made or, in the case of any representation or warranty which is qualified by its terms by a materiality requirement, not being true and accurate when made;

         (b) any failure by that TCI Party to perform when due in all material respects any of its covenants, agreements or obligations in this Agreement (other than those in Sections 2.1(a), 5.7 through 5.10 and 7.1 through 7.6 of this Agreement or in the Management Agreement) or, in the case of any agreement, covenant or obligation, which is by its terms is qualified by a limitation that performance need only be material, any failure to perform such covenant, agreement or obligation;

         (c) any failure by that TCI Party to perform in all material respects any of its covenants, agreements or obligations in any Transaction Document, the Management Agreement, or in Sections 5.7 through 5.10 and 7.1 through 7.6 of this Agreement or, in the case of any agreement, covenant or obligation, which is by its terms is qualified by a limitation that performance need only be material, any failure to perform such covenant, agreement or obligation; and

         (d) all liabilities of that TCI Party or relating to its System that are not Assumed Liabilities, except for liabilities for which IP-IV is responsible under the Management Agreement during the term thereof.

If, by reason of the claim of any third party relating to any of the matters subject to such indemnification, a Lien is placed or made upon any of the properties or assets owned or leased by IP-IV or any other Indemnitee under this Section, in addition to any indemnity obligation of TCI under this Section, the relevant TCI Party will furnish a bond sufficient to obtain the prompt release thereof within ten (10) days after receipt from IP-IV of notice thereof.

         9.3 PROCEDURE FOR INDEMNIFIED THIRD PARTY CLAIM. Promptly after receipt by a party entitled to indemnification hereunder (the "Indemnitee") of written notice of the assertion of a claim or the commencement of any Litigation with respect to any matter referred to in Section 9.1 or 9.2, the Indemnitee will give written notice thereof to the party from whom indemnification is sought pursuant hereto (the "Indemnitor") and thereafter will keep the Indemnitor reasonably informed with respect thereto if the Indemnitor does not assume the defense of such claim; provided, however, that failure of the Indemnitee to give the Indemnitor notice as provided herein will not relieve the Indemnitor of its obligations hereunder, except to the extent that such failure to give notice will prejudice any defense or claim available to the Indemnitor. In case any Litigation is brought against any Indemnitee, the Indemnitor will be entitled to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, at the Indemnitor's sole expense. If the Indemnitor assumes the defense of any Litigation, it will not settle the Litigation unless the settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnitee, satisfactory to the Indemnitee, from all liability with respect to such Litigation. If the Indemnitor does not assume the defense of any Litigation, the Indemnitor will nevertheless provide reasonable cooperation to the Indemnitee in the defense of such Litigation, and any settlement of such Litigation will be on terms reasonably satisfactory to the Indemnitor.

         9.4 DETERMINATION OF INDEMNIFICATION AMOUNTS AND RELATED MATTERS.

         (a) Neither IP-IV nor any TCI Party will have any liability under Sections 9.1 and 9.2, respectively, unless the aggregate amount of Losses subject to its indemnification obligations thereunder exceeds five hundred thousand dollars ($500,000) (the "Minimum Damage Requirement") in which case IP-IV or the relevant TCI Party, as the case may be, will be liable for all Losses; provided, that the Minimum Damage Requirement will not apply to any Losses resulting from or arising out of (i) the failure by IP-IV or a TCI Party, as applicable, to pay any Tax or any franchise fee to any Governmental Authority when due or any other breach of such party's representations, warranties, covenants or agreements with respect to Tax matters contained in this Agreement,
(ii) the failure by IP-IV or TCI, as applicable, to pay any copyright payments, including interest and penalties thereon, when due or any other breach of such parties' representations, warranties, covenants or agreements with respect to copyright payments contained in this Agreement, (iii) any refund obligations to subscribers of the Systems for the period prior to the relevant Closing Time based upon rules and regulations promulgated by the FCC under the 1992 Cable Act, or any authoritative interpretation thereof, in effect on or prior to the relevant Closing Date, (iv) any breach of the representations, warranties, covenants or agreements of a TCI Party with respect to any Environmental Law contained in this Agreement, (v) any breach of Section 5.7(d) or 10.2 or (vi) any failure of IP-IV to pay or perform the Assumed Liabilities or to pay the amounts it is required to pay under the Management Agreement. Neither IP-IV nor any TCI Party will have any liability under Sections 9.1 and 9.2, respectively, to the extent that the aggregate amount of Losses otherwise subject to its indemnification obligations hereunder exceeds fifty million dollars ($50,000,000), except for a breach of Section 5.7(d), 7.4, 7.5 or 7.6 or any failure of IP-IV to pay or perform the Assumed Liabilities or to pay the amounts it is required to pay under the Management Agreement for which the limitation on liability shall be two hundred forty million dollars ($240,000,000).

         (b) Amounts payable by the Indemnitor to the Indemnitee in respect of any Losses under Sections 9.1 or 9.2 will be payable by the Indemnitor within five business days after the Indemnitor receives notice of the Losses incurred by the Indemnitee, and will bear interest at the rate publicly announced from time to time by The Bank of New York as its prime rate plus two percent (2%) per annum from the date the Indemnitor receives notice of the Losses for which indemnification is sought until the date of payment of indemnification by the Indemnitor, if such indemnification payment is not made by the Indemnitor within five business days after receiving notice of the Indemnitee's request for indemnification.

         9.5 TIME AND MANNER OF CERTAIN CLAIMS. The indemnification obligations and remedies set forth in this Article are intended to be the sole and exclusive remedy of the parties with respect to the matters for which indemnification may be sought pursuant to Section 9.1 or 9.2, or elsewhere in this Agreement. The representations and warranties of each TCI Party and IP-IV in this Agreement and any Transaction Document will survive for that TCI Party's System for a period of one year from the date of the Adjustment Date except that (i) the liability of the parties will extend beyond such one-year period with respect to any claim which has been asserted in a written notice before the expiration of such one-year period, (ii) all such representations and warranties with respect to any Taxes and with respect to any FCC or copyright matters will survive until the expiration of the applicable statute of limitations, (iii) the representations and warranties in Section 3.14 will survive for a period of three years from the Adjustment Date (the liability of the parties will extend beyond such three-year period with respect to any claim which has been asserted in a written notice before the expiration of such three-year period) and (iv) all representations with respect to ownership of or title to the Assets will survive the Adjustment Date and will continue in full force and effect without limitation. The covenants and agreements of the parties in this Agreement and in the Transaction Documents will survive and will continue in full force and effect for a period of one year following the date on which indemnification under Section 9.1 or 9.2 commences for such covenants and agreements, except the covenants and agreements of the parties contained in Sections 2.2, 5.8(a) through 5.8(d), 7.4 through 7.6, 10.1, 10.13, 10.17 and 10.19 and the
Management Agreement which will continue in full force and effect without limitation, provided that nothing in this Section shall obligate a party to perform a covenant or agreement for a period of time longer than the period expressly stated in such covenant or agreement.

         9.6 OTHER INDEMNIFICATION. The provisions of Sections 9.3, 9.4 and 9.5 will be applicable to any claim for indemnification made under any other provision of this Agreement, and all references in Sections 9.3, 9.4 and 9.5 to Sections 9.1 and 9.2 will be deemed to be references to such other provisions of this Agreement.

                                   ARTICLE 10
                            MISCELLANEOUS PROVISIONS

         10.1 EXPENSES. Except as otherwise provided in Section 10.13 or elsewhere in this Agreement, each of the parties will pay its own expenses and the fees and expenses of its counsel, accountants and other experts in connection with this Agreement whether or not the transactions contemplated hereby occur.

         10.2 BROKERAGE. IP-IV will indemnify and hold each TCI Party harmless from and against any and all Losses arising from any employment by IP-IV or any Affiliate of IP-IV of, or services rendered to IP-IV by, any finder, broker, agency or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services. Each TCI Party will indemnify and hold IP-IV harmless from and against any and all Losses arising from any employment by that TCI Party or any of its Affiliate of, or services rendered to it by, any finder, broker, agency or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services.

         10.3 WAIVERS. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, will be deemed to constitute a waiver by the party taking the action of compliance with any representation, warranty, covenant or agreement contained herein or in any Transaction Document. The waiver by any party of any condition or of a breach of another provision of this Agreement or any Transaction Document will be in writing and will not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party of any of the conditions precedent to its obligations under this Agreement will not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

         10.4 NOTICES. All notices, requests, claims, demands, applications, services of process and other communications which are required to be or may be given under this Agreement or any Transaction Document will be in writing and will be deemed to have been duly given if sent by telecopy or facsimile transmission, answer back requested, or delivered by courier or mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

         To TCI-Greenville, TCI-Piedmont or TCI-Spartanburg:

                            c/o TCI Communications, Inc.
                            5619 DTC Parkway
                            Englewood, CO  80111-3000
                            Attn:  Senior Vice President, Corporate Development
                            Telephone:      (303) 267-5500
                            Telecopy:       (303) 488-3219

         Copies:  Similarly addressed, Attention:  Legal Department

         To IP-IV:

                            InterMedia Partners IV [Acquisition], L.P.
                            235 Montgomery Street
                            Suite 420
                            San Francisco, CA 94104
                            Attn:  Leo J. Hindery, Jr./Rodney M. Royse
                            Telephone:      (415) 616-4600
                            Telecopy:       (415) 397-3978

         Copies:

                            Gregg F. Vignos, Esq.
                            Pillsbury Madison & Sutro LLP
                            235 Montgomery Street
                            San Francisco, CA  94104
                            Telephone:      (415) 983-1649
                            Telecopy:       (415) 983-1200

or to such other address as any party will have furnished to the other by notice given in accordance with this Section. Such notice will be effective, (i) if delivered in person or by courier, upon actual receipt by the intended recipient, or (ii) if sent by telecopy or facsimile transmission, when confirmation is received, or (iii) if mailed, upon the date of delivery as shown by the return receipt therefor (rejection or other refusal to accept or inability to deliver because of a change of address of which no notice was given shall be deemed to be receipt of notice).

         10.5 ENTIRE AGREEMENT; PRIOR REPRESENTATIONS; AMENDMENTS. This Agreement embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior representations, agreements and understandings, oral or written, with respect thereto. Notwithstanding any representations which may have been made by either party in connection with the transactions contemplated by this Agreement, each party acknowledges that (i) it has not relied on any representation by the other party with respect to such transactions, the Assets or the Systems except those contained in this Agreement, the Exhibits or the Schedules hereto and (ii) its execution of this Agreement specifically precludes any claims of negligent misrepresentation or other claims by it based on any representation made by the other party which is not contained in this Agreement, the Exhibits or the Schedules hereto. This Agreement may not be modified orally, but only by an agreement in writing signed by the party or parties against whom any waiver, change, amendment, modification or discharge may be sought to be enforced.

         10.6 BINDING EFFECT; BENEFITS. This Agreement will inure to the benefit of and will be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Neither IP-IV nor any TCI Party will assign this Agreement or delegate any of its duties hereunder to any other Person without the prior written consent of the other parties; provided, however, that, at any time during the first sixty (60) days after the date of this Agreement, IP-IV may, without the consent of the TCI Parties, assign all of its rights and delegate all of its duties (including its duty to credit the capital accounts of the TCI Parties asset forth in Section 2.1(a)) under this Agreement to any Affiliate of IP-IV which will own at least ninety-nine percent (99%) of the partnership interests in IP-IV and whose general partner is also a general partner of IP-IV and such transferee may assign to any Affiliate of IP-IV its rights to receive and manage the Assets and all rights, powers, obligations and liabilities relating thereto, including the assumption of the Assumed Liabilities, but excluding the obligation to credit the capital accounts of the TCI Parties in IP-IV as set forth in Section 2.1(a), which shall remain the obligation of IP-IV.

         10.7 HEADINGS AND EXHIBITS. The section and other headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement. References to Exhibits or Schedules will unless otherwise indicated, refer to the Exhibits and Schedules attached to this Agreement, which will be incorporated in and constitute a part of this Agreement by such reference.

         10.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when executed, will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

         10.9 GOVERNING LAW. The validity, performance and enforcement of this Agreement and all Transaction Documents, unless expressly provided to the contrary, will be governed by the laws of the State of New York, without giving effect to the principles of conflicts of law of such state. Each party agrees that the courts of the State of New York and the United States of America for the Southern District for New York have jurisdiction to settle any disputes in connection with this agreement and any Transaction Document and accordingly submits to the jurisdiction of such courts.

         10.10 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable any other provisions of this Agreement.

         10.11 THIRD PARTIES; JOINT VENTURES. This Agreement constitutes an agreement solely among the parties hereto, and, except as otherwise provided herein, is not intended to and will not confer any rights, remedies, obligations or liabilities, legal or equitable, including any right of employment, on any Person other than the parties hereto and their respective successors, or assigns, or otherwise constitute any Person a third party beneficiary under or by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or will constitute the parties hereto partners or participants in a joint venture.

         10.12 CONSTRUCTION. This Agreement has been negotiated by the TCI Parties, on one hand, and IP-IV, on the other, and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

         10.13 ATTORNEYS' FEES. If any Litigation between IP-IV, on one hand, and one or more of the TCI Parties, on the other, with respect to this Agreement or the transactions contemplated hereby will be resolved or adjudicated by a Judgment of any court, the party prevailing under such Judgment will be entitled, as part of such Judgment, to recover from the other party its reasonable attorneys' fees and costs and expenses of litigation.

         10.14 RISK OF LOSS. The risk of any loss or damage to the Assets resulting from fire, theft or any other casualty (except reasonable wear and tear) will be borne by the relevant TCI Party at all times prior to the Adjustment Time. In the event that any such loss or damage will be sufficiently substantial so as to preclude and prevent resumption of normal operations of any material portion of a System or the replacement or restoration of the lost or damaged property prior to the earlier of the Adjustment Date or 20 days from the occurrence of the event resulting in such loss or damage, the affected TCI Party will immediately notify IP-IV in writing of its inability to resume normal operations or to replace or restore the lost or damaged property, and IP-IV, at any time within 10 days after receipt of such notice, may elect by written notice to the notifying party to either (i) waive such defect and proceed toward consummation of the transaction in accordance with terms of this Agreement, or
(ii) terminate this Agreement. If IP-IV elects to so terminate this Agreement, all parties will stand fully released and discharged of any and all obligations hereunder. If IP-IV elects to consummate the transactions contemplated by this Agreement notwithstanding such loss or damage and does so, the Adjustment Amount shall be decreased by the amount of the deductible under the casualty insurance policies insuring the Assets and all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage will be delivered by the notifying party to IP-IV, or the rights thereto will be assigned by the notifying party to IP-IV if not yet paid over to the notifying party.

         10.15 TAX CONSEQUENCES. No party to this Agreement makes any representation or warranty, express or implied, with respect to the Tax implications of any aspect of this Agreement on any other party to this Agreement, and all parties expressly disclaim any such representation or warranty with respect to any Tax consequences arising under this Agreement. Each party has relied solely on its own Tax advisors with respect to the Tax implications of this Agreement.

         10.16 COMMERCIALLY REASONABLE EFFORTS. For purposes of this Agreement, "commercially reasonable efforts" will not be deemed to require a party to undertake extraordinary measures, including the initiation or prosecution of legal proceedings or the payment of amounts in excess of normal and usual filing fees and processing fees, if any.

         10.17 COVENANT NOT TO SUE AND NONRECOURSE TO PARTNERS.

         (a) Subject to the provisions of Section 10.17(c), each TCI Party agrees that notwithstanding any other provision in this Agreement or in any Transaction Document, and any rule of law or equity to the contrary, to the fullest extent permitted by law, IP-IV's obligations and liabilities under all Transaction Documents and in connection with the transactions contemplated therein shall be nonrecourse to all direct and indirect general and limited partners of IP-IV.

         "NONRECOURSE" means that the obligations and liabilities are limited in recourse solely to the assets of IP-IV (for those purposes, any capital contribution obligations of the general and limited partners of IP-IV or any negative capital account balances of such partners shall not be deemed to be assets of IP-IV) and are not guaranteed directly or indirectly by, or the primary obligations of, any general or limited partner of IP-IV, and neither IP-IV nor any general or limited partner or any officer, director, partner, employee or agent of IP-IV or any general or limited partner of any successor partnership, either directly or indirectly, shall be personally liable in any respect (except to the extent of their respective interests in the assets of IP-IV) for any obligation or liability of IP-IV under any Transaction Document or any transaction contemplated therein.

         "DIRECT" partners include all general and limited partners of IP-IV, and "INDIRECT" partners include all general and limited partners of each direct partner and all general and limited partners of each such indirect partner and all such further indirect partners thereof and each such indirect partner.

         (b) Subject to the provisions of Section 10.17(c), each TCI Party hereby covenants for itself, its successors and assigns, that it, its successors and assigns, will not make, bring, claim, commence, prosecute, maintain, cause or permit any action to be brought, commenced, prosecuted, maintained, either at law or equity, in any court of the United States or any state thereof against any direct or indirect general or limited partner of IP-IV or any officer, director, partner, employee or agent of IP-IV or any direct or indirect general or limited partner of IP-IV for (i) the payment of any amount or the performance of any obligation under any Transaction Document or (ii) the satisfaction of any liability arising in connection with any such payment or obligation or otherwise, including without limitation, liability arising in law for tort (including, without limitation, for active and passive negligence, negligent misrepresentation and fraud), equity (including, without limitation, for indemnification and contribution) and contract (including, without limitation, monetary damages for the breach of representation or warranty or performance of any of the covenants or obligations contained in any Transaction Document or with the transactions contemplated herein or therein).

         (c) Notwithstanding the provisions of Sections 10.17(a) and (b), if IP-IV dissolves and liquidates or if IP-IV sells or otherwise disposes of any substantial portion of its assets other than for fair value or makes any distribution to any of its partners which disposition or distribution renders IP-IV financially unable to perform its obligations under this Agreement or any Transaction Document, then the parties agree that IP-IV's obligations and liabilities under this Agreement and all Transaction Documents shall be recourse to InterMedia Capital Management IV, L.P., a California limited partnership ("ICM-IV"); provided, however, that all such obligations and liabilities of IP-IV which may become recourse against ICM-IV under this Section 10.17(c) shall in all events remain nonrecourse to all direct and indirect general and limited partners of ICM-IV.

         10.18 BULK SALES. IP-IV waives compliance by the TCI Parties with Legal Requirements relating to bulk sales applicable to the transactions contemplated hereby.

         10.19 TAXES. All sales, use, transfer and similar taxes or assessments, including any transfer fees and similar assessments for Franchises, Licenses and Contracts, arising from or payable by reason of the conveyance of the Assets will be paid by IP-IV with respect to the Assets. All taxes attributable to the ownership and operation of the Assets prior to the Closing for such Assets will be the responsibility of, and paid by, the relevant TCI Party.


         The parties have executed this Agreement as of the day and year first above written.

                                  INTERMEDIA PARTNERS IV, L.P.

                                  By InterMedia Capital Management IV, L.P., a
                                     California limited partnership, its General
                                     Partner



                                  By /s/ Leo J. Hindery, Jr.
                                     ------------------------------------------
                                                Leo J. Hindery, Jr.
                                              Managing General Partner


                                  TCI OF GREENVILLE, INC.



                                  By     /s/ William Fitzgerald
                                         --------------------------------------
                                  Name   William Fitzgerald
                                         --------------------------------------
                                  Title  SVP
                                         --------------------------------------


                                  TCI OF PIEDMONT, INC.



                                  By     /s/ William Fitzgerald
                                         --------------------------------------
                                  Name   William Fitzgerald
                                         --------------------------------------
                                  Title  SVP
                                         --------------------------------------


                                  TCI OF SPARTANBURG, INC.



                                  By     /s/ William Fitzgerald
                                         --------------------------------------
                                  Name   William Fitzgerald
                                         --------------------------------------
                                  Title  SVP
                                         --------------------------------------

                    FIRST AMENDMENT TO CONTRIBUTION AGREEMENT


         THIS FIRST AMENDMENT TO CONTRIBUTION AGREEMENT ("Amendment") is made and entered into as of June 21, 1996, by and between TCI OF GREENVILLE, INC., a South Carolina corporation ("TCI-Greenville"), TCI OF PIEDMONT, INC., a South Carolina corporation ("TCI-Piedmont"), and TCI OF SPARTANBURG, INC., a South Carolina corporation ("TCI-Spartanburg"; each of TCI-Greenville, TCI-Piedmont and TCI-Spartanburg is referred to as a "TCI Party" and collectively as the "TCI Parties"), on one hand, and INTERMEDIA PARTNERS IV, L.P., a California limited partnership ("IP-IV"), on the other.

                                    RECITALS

         A. TCI-Greenville, TCI-Piedmont and TCI-Spartanburg and IP-IV entered into that certain Contribution Agreement dated as of March 4, 1996 (the "Contribution Agreement").

         B. TCI-Greenville, TCI-Piedmont and TCI-Spartanburg by a letter dated March 26, 1996 to IP-IV extended the date by which IP-IV was to complete its due diligence as provided in section 8.1(a) of the Contribution Agreement.

         C. The parties hereto now wish to make certain changes to the Contribution Agreement as hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises, mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:

         1. CAPITAL CONTRIBUTION.

         (a) Section 2.3(a) of the Contribution Agreement is amended by adding after "Schedule 2.3(a)" therein the following:

         "; provided that if the Advertising Availability Purchase and Sale Agreement between TCI-Greenville and TCI of Roanoke is not included in the Assets transferred to IP-IV at the first Closing, then the aggregate fair market value of the Systems shall be reduced by an amount equal to ten times the annualized aggregate total Net Cash Flow received by the Systems in connection with such Asset, determined as of the month preceding the Adjustment Date, and the fair market value of such System shall be reduced on a pro rata basis"

         (b) Section 2.3 of the Contribution Agreement is amended by adding a new subsection (c) as follows:

              "(c) Notwithstanding any term or condition in Section 2.1 or this 2.3, if, on the Adjustment Date, the aggregate partnership interests in IP-IV held by Tele-Communications, Inc. and its Affiliates (the "TCI Interests") would, after the TCI Parties receive credit for their capital contributions as set forth in Sections 2.1 and 2.3(a) of this Agreement, exceed forty-nine percent (49%) of the total partnership interests in IP-IV:

              "(i) the amount of each TCI Party's capital contribution to IP-IV shall be reduced proportionately so that the TCI Interests do not exceed forty-nine percent (49%) of the total partnership interests in IP-IV; and

              "(ii) the amount of the TCI Debt which IP-IV shall assume from each TCI Party shall be increased by an amount equal to the difference between the fair market value of that TCI Party's Asset, as set forth in SCHEDULE 2.3(a), and the amount of its capital contribution, calculated pursuant to preceding clause (i)."

         (c) Section 7.3(b)(i) of the Contribution Agreement is amended by adding new subsection (F) as follows and renumbering subsection (F) as subsection (G):

              "(F) IP-IV shall have received from sources other than the TCI Parties equity contributions equal to or greater than one hundred forty million dollars ($140,000,000); and"

         2. CASH FLOW. The definition of "Cash Flow" is amended and restated in its entirety as follows:

              "'Cash Flow' shall mean for any period after the Adjustment
         Date for a System that has not on that date been transferred to IP-IV the gross revenues less all costs, expenses and charges pertaining to the operation of that System to the extent that such costs, expenses and charges (a) would be included in the Assumed Liabilities had the Closing occurred on the Adjustment Date, (b) arise after the Adjustment Date and before the first Closing Date under the contracts (i) listed on SCHEDULE 1.1 or (ii) in respect of which payments made thereunder are reflected in SCHEDULE 3.12 or (c) are capital expenditures listed in SCHEDULE 5.5. For the avoidance of doubt, such costs, expenses and charges do not include management fees, legal fees relating to the corporate organization of a TCI Party, financing fees, income taxes, any other administrative costs or taxes incurred in connection with corporate matters not associated with the Systems and non-cash charges; and none of the foregoing shall be paid from the Cash Flow transferred to IP-IV."

         3. CLOSINGS. Sections 1.1, 6.1, 6.2, 7.1 and 7.2 of the Contribution Agreement are amended as follows:

         (a) In the definition of "Adjustment Date" in Section 1.1 of the Contribution Agreement:

              (i) the word "first" is inserted before the words "Closing Date" in the first and third lines of the definition; and

              (ii) "on or before August 15, 1996" is hereby substituted for "within sixty (60) days of April 1, 1996" therein.

         (b) The introductory paragraph of section 6.1 of the Contribution Agreement is amended and restated in its entirety to provide:

              "6.1 CONDITIONS TO TCI PARTIES' OBLIGATIONS. The obligations of each TCI Party to transfer its Assets (whether constituting a System or a portion thereof) at a Closing and to consummate the other transactions contemplated by this Agreement in relation to such a transfer will be subject to the satisfaction, on or before the date for such transfer and related transactions, of the following conditions, which may be waived by the TCI Parties:"

         (c) Section 6.1(b) of the Contribution Agreement is amended and restated in its entirety to provide:

              "(b) Subject to Section 7.2, TCI shall have obtained or received evidence, in form and substance satisfactory to it, that the Required Consents for the Assets which are proposed to be transferred at that Closing have been obtained;"

         (d) The introductory paragraph of section 6.2 of the Contribution Agreement is deleted and amended to provide:

              "6.2 CONDITIONS TO IP-IV'S OBLIGATIONS. The obligations of
         IP-IV to accept a transfer of any Assets (whether constituting a System or a portion thereof) at a Closing and for IP-IV to consummate the other transactions contemplated by this Agreement in relation to such a transfer will be subject to the satisfaction, on or before the date for such transfer and related transactions, of the following conditions, which may be waived by IP-IV:"

         (e) Section 6.2(b) of the Contribution Agreement is amended and restated in its entirety to provide:

              "(b) Subject to Section 7.2, IP-IV shall have received evidence, in form and substance satisfactory to it, that the Required Consents for the Assets which are proposed to be transferred at that Closing have been obtained;"

         (f) Sections 7.1 and 7.2 of the Contribution Agreement are amended and restated in their entirety to provide:

                  "7.1  CLOSING.

                  "(a) One closing of the contribution of all Assets shall take place by mail and facsimile at a date and time mutually determined by IP-IV and the TCI Parties as soon as practicable but no later than ten
         (10) days after all conditions set forth in Article 6 have been satisfied or waived.

                  "(b) At the Closing (or each Closing if there is more than one Closing as provided in Section 7.2), (i) each TCI Party will deliver or cause to be delivered to IP-IV the agreements, documents, instruments and certificates listed in paragraphs 2 through 9 and 13 on
         SCHEDULE 7.1(b)(i) as applicable to the Assets which are being transferred at that Closing, and (ii) IP-IV will deliver to the TCI Parties the agreements, documents, instruments and certificates listed in paragraphs 2 through 4 and 6 on SCHEDULE 7.1(b)(ii).

                  "(c) At the first Closing, (i) each TCI Party will deliver or cause to be delivered to IP-IV the documents, instruments and certificates listed in paragraphs 1, 10 and 11 on SCHEDULE 7.1(b)(i), and (ii) IP-IV will deliver to the TCI Parties the documents, instruments and certificates listed in paragraphs 1 and 5 on SCHEDULE 7.1(b)(ii).

                  "7.2  MULTIPLE CLOSING CONTINGENCY.

                  "(a) If the conditions to closing set forth in Article 6 have not been satisfied or waived with respect to all of the Assets on or prior to the date specified in clause (b) of the definition of Adjustment Date, then each TCI Party shall, subject to satisfaction of the conditions set forth in Section 7.3(b) of the Contribution Agreement, (i) from and after the Adjustment Date deliver monthly to IP-IV the Cash Flow of its Assets to the extent those Assets are not transferred to IP-IV on that date until the earliest of (A) the Closing for those Assets as described in clause (ii) below, (B) the first anniversary of the Adjustment Date if the first Closing has not occurred on or before that date or (C) such earlier date as the parties hereto shall agree upon; (ii) as soon as practicable on or after the Adjustment Date, consummate the first Closing as set forth in Sections 7.1(a) and (c) when the Minimum Required Consents have been obtained and all conditions precedent in Sections 6.1 and 6.2 other than Sections 6.1(b) and 6.2(b), which shall cease to be conditions precedent, have been satisfied or waived; (iii) continue, thereafter, to use all reasonable commercial efforts to cause all remaining conditions to be satisfied with respect to its Retained Assets; and
         (iv) consummate the contribution of the Retained Assets at one or more future closings (after the first Closing) when the Additional Consents in respect of those Assets have been obtained.

                  "(b) 'Minimum Required Consents' means the consents required for the transfer of (i) all Licenses and (ii) those Franchises pursuant to which cable television service is delivered to ninety percent (90%) of the EBSs of the Systems. 'Additional Consents' means the consents required for the transfer of (i) a Franchise or Franchises which will be transferred at a Closing subsequent to the first Closing and (ii) the Leases and Contracts required by TCI-Greenville for the operation of its advertising sales business (collectively, the "Ad Sales Contracts").

                  "(c) If there shall be more than one Closing, each TCI Party shall transfer to IP-IV (i) at the first Closing, all (A) Franchises
         (I) the transfer of which do not require any consent of any person or
         (II) the consents for the transfer of which have been obtained, (B) Leases and Contracts, other than the Ad Sales Contracts and (C) Ad Sales Contracts if the consents for the transfer thereof have been obtained and (D) Licenses and other Assets; and (ii) at each subsequent Closing, (A) Franchises the consents for the transfer of which have been obtained after the first Closing and (B) all Ad Sales Contracts if the consents for the transfer thereof have been obtained; provided that if the first Closing Date has then occurred, the Ad Sales Contracts shall be transferred to IP-IV on the Outside Closing Date whether or not the consents for the transfer thereof have been obtained.

                  "(d) Notwithstanding anything to the contrary in this Agreement, in the event that there shall be more than one Closing under this Agreement, then with respect to any Assets, all references to the Closing hereunder shall be deemed to refer to the Closing at which such Assets are transferred to IP-IV. Each date on which a Closing occurs is referred to as a 'Closing Date.'"

         4. SUBSTITUTE CONSIDERATION. Section 7.4(c) of the Contribution Agreement is amended and restated in its entirety as follows:

              "(c) Upon (x) either (I) the TCI Parties' agreement to pay such cash or assume indebtedness of IP-IV or (II) IP-IV's acceptance of such Substitute Systems, but in neither event later than the first anniversary of Adjustment Date, and (y) the release of all Liens other than Permitted Liens (excluding clause (e) in the definition thereof) imposed upon the Assets while IP-IV managed the Systems, the parties shall amend (i) this Agreement to (A) delete the Systems and the receipt by IP-IV of the Cash Flow therefrom, (B) substitute therefor the cash, assumption of IP-IV's indebtedness or the Substitute Systems, as applicable, and (C) provide for payment of the Adjustment Amount with respect to the Substitute Systems on and determined as of the date that the Substitute Systems shall become subject to this Agreement; and
         (ii) the Management Agreement to provide that (A) the Systems shall no longer be subject thereto and (B) the Substitute Systems (if any) shall be subject to management by IP-IV thereunder."

         5.   TERMINATION.

         (a) The parties confirm that Section 8.1(a) of the Contribution Agreement has been amended such that the phrase "within the first twenty-one
(21) days of the date of this Agreement" is deleted and the phrase "on or before April 8, 1996" substituted therefor.

         (b) The date "June 1, 1996" in Section 8.1(d) of the Contribution Agreement is amended to be "August 15, 1996".

         6. INDEMNIFICATION. TCI-Spartanburg shall indemnify IP-IV for any and all Losses which it incurs in connection with claims, assessments, suits, proceedings or demands instituted by a Governmental Authority or third party or any remediation, removal or cleanup required by any Governmental Authority or by any third party, in each case arising from the release of Hazardous Substances or violation of any Legal Requirement described in Section 3.14(b) of the Contribution Agreement, in either case, prior to the Adjustment Date, with respect to the parcel of real property described as Block Map No. 7-16-04-125.1 and forming a portion of the real property located at 725 Union Street, Spartanburg, South Carolina. The indemnity set forth in this Section 4 is additional to the indemnification obligations set forth in Section 9.2 of the Contribution Agreement and is not subject to the limitations on the indemnification rights in that section as set forth in Sections 9.3 through 9.6 of the Contribution Agreement.

         7. INDEMNIFICATION LIMITATION. To the extent that a Required Consent for the transfer of a Contract to IP-IV shall not have been obtained by a TCI Party prior to a Closing at which such Contract is transferred to IP-IV, IP-IV shall not seek indemnification under Section 9.2(b) or (c) of the Contribution Agreement by reason of that TCI Party's failure to obtain such Required Consent prior to such Closing.

         8. LEGAL OPINIONS. The legal opinions referred to in paragraphs 10 and 11 of SCHEDULE 7.1(b)(i) to the Contribution Agreement shall be substantially in the form attached hereto as SCHEDULES 2 and 3. The legal opinion referred to in paragraph 5 of SCHEDULE 7.1(b)(ii) to the Contribution Agreement shall be substantially in the form attached hereto as SCHEDULE 4.

         9. SCHEDULES. The schedules attached as SCHEDULE 1 to this Amendment have been approved by IP-IV and are deemed to be part of the Contribution Agreement, as provided in Section 5.1 of that agreement.

         10.  INTERIM MANAGEMENT OF THE SYSTEMS BY IP-IV.

         (a) Concurrent with the execution and delivery of this Amendment, InterMedia Partners of Tennessee, a California general partnership ("IP-Tenn"), and the TCI Parties are entering into a management agreement (the "Interim Management Agreement"), in the form attached hereto as SCHEDULE 5. The Interim Management Agreement will terminate on the Adjustment Date, and if the first Closing does not occur on that date, the TCI Parties and IP-Tenn shall enter into the Management Agreement as provided in Section 7.3(a) of the Contribution Agreement.

         (b) Section 7.3(b)(i)(B) of the Contribution Agreement is amended and restated in its entirety as follows:

              "(B) IP-IV has performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement to be performed and complied with by it at or before the Adjustment Date, and InterMedia Partners of Tennessee, a California general partnership ("IP-Tenn"), has performed in all material respects all obligations and agreements and complied in all material respects with all covenants to be performed and complied with by it under the Management Agreement dated as of June 21, 1996, by and between the TCI Parties and IP-Tenn (the "Interim Management Agreement");"

         (c) Section 7.3(b)(ii)(A) of the Contribution Agreement is amended and restated in its entirety as follows:

              "(A) the representations and warranties of each TCI Party in this Agreement were true in all material respects at and as of the date that the Interim Management Agreement is entered into (the "Interim Management Date") with the same effect as if made at and as of that date;"

         (d) Section 7.3(b)(ii)(B) of the Contribution Agreement is amended and restated in its entirety as follows:

              "(B) each TCI Party has performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement and the Interim Management Agreement to be performed and complied with by it at or before the Adjustment Date;"

         (e) Section 7.3(b)(ii)(D) of the Contribution Agreement is amended and restated in its entirety as follows:

              "(D) the Systems had as of the Interim Management Date at least one hundred fourteen thousand five hundred (114,500) EBSs;"

         (f) Section 7.3(b)(ii)(J) of the Contribution Agreement is amended and restated in its entirety as follows:

              "(J) the cumulative Net Cash Flow of the Systems for the first four months of 1996, through April 30, 1996, was not less than $7,200,000."

         (g) Each TCI Party hereby certifies that as of the Interim Management Date all of its representations and warranties in the Contribution Agreement were true in all material respects.

         (h) IP-IV hereby agrees that as of the date of the Interim Management Date the conditions precedent to IP-IV entering into the Management Agreement which are set forth in Sections 7.3(b)(ii)(E), (F), (G), (H) and (I) of the Contribution Agreement are deemed satisfied and waived, and are no longer conditions to IP-IV's entering into the Management Agreement or consummating the Closing.

         (i) IP-IV hereby agrees that from and after the Interim Management Date to the extent that IP-Tenn has assumed responsibility under the Interim Management Agreement for the matters which are the subject of Sections 5.5 and
5.6 of the Contribution Agreement, the TCI Parties shall not have obligations under such Sections 5.5 and 5.6.

         (j) IP-IV hereby agrees that from and after the Interim Management Date the TCI Parties shall have no further obligation under Section 5.5(k) of the Contribution Agreement with respect to the franchise issued for Cherokee County, South Carolina.

         11. MANAGEMENT AGREEMENT. EXHIBIT 7.3 to the Contribution Agreement is amended as follows:

         (a) Recitals C, D, E and F of EXHIBIT 7.3 are amended and restated in their entirety as follows:

              "C. TCI-Spartanburg is the owner of that certain cable television system servicing the area located in and around Spartanburg, South Carolina (the `Spartanburg System').

              "D. Each of TCI-Greenville, TCI-Piedmont and TCI-Spartanburg, pursuant to a Contribution Agreement dated as of March 4, 1996, as amended by the First Amendment to Contribution Agreement dated June 21, 1996 (as amended, the "Contribution Agreement"; capitalized terms not defined in this Management Agreement have the meanings ascribed to them in the Contribution Agreement) with IP-IV, has agreed to cause the contribution of the Greenville System, the Piedmont System and the Spartanburg System, respectively, to the capital of IP-IV pursuant to the terms and at the times specified therein.

              "E. IP-IV is experienced in the operation and management of cable television systems such as the Greenville System, the Piedmont System and the Spartanburg System.

              "F. The TCI Parties desire to retain the services of IP-IV in connection with the management and operation of the portion of the Greenville System, the Piedmont System and the Spartanburg System described on SCHEDULE 1 to this Agreement (each such portion, constituting a cable television system which serves subscribers pursuant to a franchise, is referred to as a `System'; and all such portions are referred to collectively as the `Systems')."

         (b) Section 3 of EXHIBIT 7.3 is amended and restated in its entirety as follows:

              "3. TERM. The engagement of IP-IV pursuant to this Agreement shall become effective as of the date hereof and shall continue, unless earlier terminated pursuant to Section 8, with respect to each System until the date such System is transferred to IP-IV or a third party. The term of this Agreement shall terminate when the TCI Parties are no longer owners of the Systems, such having been transferred to IP-IV or a third party as provided in the Contribution Agreement."

         (c) The words "prior to the first Closing Date under the Contribution Agreement" are inserted after the word "that" in the sixth line of Section 4(g) of the Management Agreement.

         (d) The words "prior to the first Closing Date under the Contribution Agreement" are inserted after the word "and" in the second line of Section 4(i) of the Management Agreement and after the word "IP-IV" in the fifth line of such section.

         (e) Section 5(c) of EXHIBIT 7.3 is amended and restated in its entirety as follows:

              "(C) INSURANCE AND BONDS. IP-IV will maintain, at its expense,
         (i) casualty and liability insurance covering and insuring the Systems against risks in such amounts usually and customarily insured, prior to the first Closing, by Tele-Communications, Inc. and its Affiliates, and after the first Closing, by IP-IV and its Affiliates, in each case, subject to reasonable deductibles and naming each of the TCI Parties as an additional insured and (ii) all performance, surety and other bonds and letters of credit required under the Franchises and the Contracts, except as the same may have been waived by the grantor or other party to any such Franchise or contract."

         (f) Section 6 of EXHIBIT 7.3 is amended and restated in its entirety as follows:

              "6. OPERATING ACCOUNTS. IP-IV shall create and maintain bank accounts in which the funds generated by the Systems shall be deposited. All funds in said accounts from time to time shall be the property of IP-IV pursuant to the Contribution Agreement. IP-IV shall make or cause to be made, at its expense, payments of (a) all costs, expenses and charges pertaining to the operation of the System (i) to the extent that such costs, expenses and charges would be included in the Assumed Liabilities had the Closing occurred on the Adjustment Date or (ii) arise after the Adjustment Date and before the first Closing Date under contracts (A) listed on Schedule 1.1 to the Contribution Agreement or (B) in respect of which payments made thereunder are reflected on Schedule 3.12 to the Contribution Agreement, (b) capital expenditures listed in Schedule 5.5 to the Contribution Agreement, determined on an accrual basis in accordance with GAAP and (c) interest accruing after the Adjustment Date and principal on the TCI Debt. For the avoidance of doubt such costs, expenses and charges do not include management fees, legal fees relating to the corporate organization of a TCI Party, financing fees, income taxes, taxes and any other administrative cost incurred in connection with corporate matters not associated with the System and non-cash charges; and none of the foregoing shall be paid from the funds generated by the Systems."

         12. CONDITIONS PRECEDENT. This Amendment shall be effective upon the execution and delivery by all of the parties hereto.

         13. ASSIGNMENT. Each of the TCI Parties hereby consents to the assignments of the Contribution Agreement set forth in the Assignment and Assumption Agreement attached hereto as SCHEDULE 6, and hereby agrees to any amendments to the Contribution Agreement therein to the extent that such Assignment and Assumption Agreement shall amend the Contribution Agreement. Notwithstanding the foregoing, the assignments described in the Assignment and Assumption Agreement may not be effected until the conditions set forth in
Section 7.3(b)(i)(E) and (F) of the Contribution Agreement have been met. Upon the Assignment and Assumption Agreement being entered into, Section 7.3(b)(i)(E) shall be amended and restated in its entirety as follows:

              "(E) all of the partners of IP-IV (determined as of the date of the Assignment and Assumption Agreement is entered into) shall have assigned their partnership interests in IP-IV to ICP-IV and the TCI Parties shall have not further obligation to make capital contributions to IP-IV;"

Any further assignment by the parties to the Assignment and Assumption Agreement shall require the consent of each of the TCI Parties.

         14.  MISCELLANEOUS.

         (a) This Amendment may be executed in any number of counterparts and by each of the parties hereto on separate counterparts, each of which, once executed and delivered, shall be deemed to be an original and all of which taken together shall constitute but one and same instrument.

         (b) Section headings in this Amendment are included herein for convenience of reference only, and shall not constitute a part of this Amendment for any other purpose.

         (c) The validity, performance and enforcement of this Amendment will be governed by the laws of the State of New York, without giving effect to the principles of conflicts of law of such state. Each party agrees that the courts of the State of New York and the United States of America for the Southern District for New York have jurisdiction to settle any disputes in connection with this Amendment and accordingly submits to the jurisdiction of such courts.

         The parties have executed this Amendment as of the day and year first above written.

                                INTERMEDIA PARTNERS IV, L.P., a California limited partnership

                                By InterMedia Capital Management IV, L.P., a California limited partnership, its General Partner


                                     By /s/ Leo J. Hindery, Jr.
                                        _______________________________________
                                                   Leo J. Hindery, Jr.
                                                Managing General Partner


                                TCI OF GREENVILLE, INC.


                                By /s/ William Fitzgerald
                                   _____________________________________________

                                Name William R. Fitzgerald
                                     ___________________________________________

                                Title Vice President
                                      __________________________________________

                                TCI OF PIEDMONT, INC.


                                By /s/ William Fitzgerald
                                   _____________________________________________

                                Name William R. Fitzgerald
                                     ___________________________________________

                                Title Vice President
                                      __________________________________________


                                TCI OF SPARTANBURG, INC.


                                By /s/ William Fitzgerald
                                   _____________________________________________

                                Name William R. Fitzgerald
                                     ___________________________________________

                                Title Vice President
                                      __________________________________________

                                              July 29, 1996
TCI of Greenville, Inc.
TCI of Piedmont, Inc.
TCI of Spartanburg, Inc
c/o Tele-Communications, Inc.
5619 DTC Parkway, 11th Floor
Englewood, CO 80111

Attn:  Mr. William R. Fitzgerald

         Re:  InterMedia Capital Partners IV, L.P.

Ladies and Gentlemen:

         This letter (this "Letter Agreement") relates to the (1) Agreement of Limited Partnership of InterMedia Capital Partners IV, L.P. dated as of March 19, 1996, as amended (the "Partnership Agreement"), and (2) the Contribution Agreement dated as of March 4, 1996, as amended by the First Amendment to Contribution Agreement dated June 21, 1996 (as amended, the "Contribution Agreement"), between InterMedia Capital Partners IV, L.P., a California limited partnership (the "Partnership"), and InterMedia Partners of Tennessee, on one hand, and TCI of Greenville, Inc., TCI of Piedmont, Inc. and TCI of Spartanburg, Inc., on the other. Capitalized terms used, but not defined herein shall have the respective meanings given them in the Contribution Agreement.

         This will confirm the understanding of the Partnership and the TCI Parties that, in consideration of the exclusion from the Assets of the Advertising Availability Purchase and Sale Agreement between TCI-Greenville and TCI of Roanoke Rapids, Inc. and the waiver of the condition in Section 7.3(b)(ii)(J) of the Contribution Agreement, (a) the amount of the TCI Debt of TCI-Greenville which the Partnership shall be required to assume pursuant to
Section 2.3(b) of the Contribution Agreement before any adjustments are made pursuant to sections 2.3(c) and 2.4 thereof shall be reduced by six hundred seven thousand seven hundred ninety-seven dollars ($607,797) from forty-seven million twenty-seven thousand dollars ($47,027,000) to forty-six million four hundred nineteen thousand two hundred three dollars ($46,419,203) and (b) the aggregate amount of the TCI Debt which the Partnership shall be required to assume pursuant to Section 2.3(b) of the Contribution Agreement before any adjustments are made pursuant to sections 2.3(c) and 2.4 thereof shall be reduced by six hundred seven thousand seven hundred ninety-seven dollars ($607,797) from seventy-five million eight hundred fifty thousand dollars ($75,850,000) to seventy-five million two forty-two thousand two hundred three dollars ($75,242,203).

         Section 2.3 of the Contribution Agreement provides that the aggregate capital contribution of the TCI Parties to the Partnership shall be reduced so that the TCI Interests, after

TCI of Greenville, Inc.
TCI of Piedmont, Inc.
TCI of Spartanburg, Inc.
July 29, 1996
Page 2

the TCI Parties receive credit for their capital contributions to the Partnership, do not exceed forty-nine percent (49%) of the total partnership interests in the Partnership, other than any preferred limited partnership interests.

         For good and valuable consideration, the receipt and adequacy of which is acknowledged, the TCI Parties hereby agree that to the extent, as a result of the application of section 2.3 of the Contribution Agreement, the aggregate capital contributions of the TCI Parties are reduced below one hundred sixty four million one hundred fifty thousand dollars ($164,150,000) on the Adjustment Date, from time to time thereafter, when and as the aggregate capital contributions to the Partnership are increased such that the TCI Interests are less than forty-nine percent (49.0%) of the total partnership interests in the Partnership, other than any preferred limited partnership interests, the TCI Parties will make additional cash capital contributions such that the TCI Interests equal forty-nine percent (49.0%) of the total partnership interests in the Partnership, other than any preferred limited partnership interests; provided, in no event shall the aggregate capital contributions of the TCI Entities attributable to the Contribution Agreement ever exceed one hundred sixty four million one hundred fifty thousand dollars ($164,150,000.00).

         The TCI Parties acknowledge that (1) the application of section 2.3 of the Contribution Agreement is estimated to result in a reduction of the capital contributions of the TCI Parties with respect to the TCI Interests to one hundred seventeen million six hundred thousand dollars ($117,600,000) on the Adjustment Date, which is anticipated to occur on July 30, 1996, (2) the application of the preceding paragraph will require additional capital contributions by the TCI Parties of forty-six million five hundred fifty thousand dollars ($46,550,000) and (3) that such additional capital contributions are anticipated to be required upon the consummation of the transactions contemplated in the Implementation Agreement dated as of July 24, 1995, between Viacom International Inc. and Viacom International Services Inc.

         This Letter Agreement shall become effective upon the TCI Parties' execution and delivery of a counterpart of the Partnership Agreement.

TCI of Greenville, Inc.
TCI of Piedmont, Inc.
TCI of Spartanburg, Inc.
July 29, 1996
Page 3

         Please indicate your agreement with the foregoing by signing the enclosed copy of this letter and returning it the Partnership.

                                   INTERMEDIA CAPITAL PARTNERS IV, L.P.,
                                   a California limited partnership

                                   By InterMedia Capital Management IV,
                                        L.P., a California limited
                                        partnership, a General Partner

                                        By InterMedia Management, Inc., a
                                   General Partner

                                               By /s/ Rodney M. Royse
                                                  ------------------------------
                                                      Rodney M. Royse
                                                      Vice President

AGREED AND ACCEPTED:

TCI OF GREENVILLE, INC.

By /s/ William R. Fitzgerald
   -----------------------------
Name   William R. Fitzgerald
Title  Vice President

TCI OF PIEDMONT, INC.

By /s/ William R. Fitzgerald
   -----------------------------
Name   William R. Fitzgerald
Title  Vice President

TCI of Greenville, Inc.
TCI of Piedmont, Inc.
TCI of Spartanburg, Inc.
July 29, 1996
Page 4

TCI OF SPARTANBURG, INC.

By /s/ William R. Fitzgerald
   -----------------------------
Name   William R. Fitzgerald
Title  Vice President

                            ASSIGNMENT AND ASSUMPTION

        THIS ASSIGNMENT AND ASSUMPTION (this "Assignment"), dated as of July 12, 1996, made by and between INTERMEDIA PARTNERS IV, L.P., a California limited partnership ("IP-IV"), INTERMEDIA CAPITAL PARTNERS IV, L.P., a California limited partnership ("ICP-IV"), and INTERMEDIA PARTNERS OF TENNESSEE, a California partnership ("IP-Tenn"),

                                    RECITALS

        A. IP-IV has entered into that certain Contribution Agreement dated as of March 4, 1996, as amended by the First Amendment to Contribution Agreement dated June 21, 1996 (as amended, the "Agreement"; capitalized terms not defined herein have the meanings given them in the Contribution Agreement), with TCI of Greenville, Inc., TCI of Piedmont, Inc., and TCI of Spartanburg, Inc. (collectively, the "TCI Parties"); and

        B. IP-IV desires to assign all of its rights and delegate all of its obligations and liabilities under the Agreement to ICP-IV; and

        C. ICP-IV desires to assign back to IP-IV all of its rights under the Agreement to manage and to receive title to and own and operate the Assets and the obligations and liabilities thereunder to assume the Assumed Liabilities related to the Assets; and

        D. IP-IV desires to assign to IP-Tenn all of the rights and obligations under the Agreement which it receives and assumes from ICP-IV pursuant to this
Assignment:

        NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1. IP-IV hereby assigns, conveys, sells and transfers all of its rights and delegates all of its obligations and liabilities under the Agreement to ICP-IV.

        2. ICP-IV hereby (i) accepts the assignment of rights and delegation of obligations and liabilities set forth in Section 1 hereof and assumes all obligations and liabilities of IP-IV under the Agreement and (ii) indemnifies IP-IV and its affiliates, partners, officers and employees against and holds each of them harmless from any and all losses, liabilities, claims, suits, proceedings, demands, judgments, damages, expenses and costs, including, without limitation, reasonable counsel fees ("Losses") which any of them may suffer or incur by reason of the breach by ICP-IV of this Assignment.

        3. ICP-IV hereby assigns, conveys, sells and transfers all of its rights under the Agreement to manage and to receive title to and to own and operate the Assets and delegates the obligations and liabilities under the Contribution Agreement to assume and perform the Assumed Liabilities related to the Assets, as set forth more fully on Schedule 1 attached hereto.

        4. IP-IV hereby (i) accepts the assignment of rights and delegation of obligations and liabilities set forth in Section 3 hereof and assumes all obligations and liabilities delegated thereunder by ICP-IV, and (ii) indemnifies ICP-IV and its affiliates, partners, officers and employees against and holds each of them harmless from any and all Losses which any of them may suffer or incur by reason of the breach by IP-IV of this Assignment.

        5. IP-IV hereby assigns, conveys, sells and transfers all of the rights and delegates all of its obligations and liabilities under the Agreement which are assigned and delegated to it and accepted and assumed by it pursuant to Sections 3 and 4 hereof to IP-Tenn.

        6. IP-Tenn hereby (i) accepts the assignment of rights and delegation of obligations and liabilities set forth in Section 5 hereof and assumes all obligations and liabilities delegated thereunder by IP-IV, and (ii) indemnifies IP-IV and its affiliates, partners, officers and employees against and holds each of them harmless from any and all Losses which any of them may suffer or incur by reason of the breach by IP-Tenn of this Assignment.

        7. Each party to this Assignment represents and warrants to and agrees with each other party hereto that it has full power and authority to enter into this Assignment, perform its obligations hereunder and consummate the transactions contemplated hereby. All necessary and appropriate action has been taken by it with respect to the execution and delivery of this Assignment. This Assignment constitutes the valid and binding obligation of it enforceable in accordance with the terms hereof.

        8. Each of IP-IV and ICP-IV represents and warrants to each other and IP-IV further represents and warrants to IP-Tenn that (a) it has not assigned, mortgaged, pledged, encumbered, or otherwise hypothecated any of its right, title or interest under the Agreement, except as set forth in this Assignment;
(b) it is not (nor, to its best knowledge, is any other party) in violation of, in default in respect of nor has there occurred an event or condition which, with the passage of time or giving of notice (or both), would constitute a violation or default of the Agreement; (c) to its best knowledge, there are no facts or circumstances which would reasonably indicate that it or any other party will be or may be in violation of or in default in respect to the Agreement subsequent to the date hereof; (d) no notice has been received by it claiming any such default by it or indicating the desire or intention of any other party to such Agreement to amend, modify, rescind or terminate the same except for a proposed amendment to the Agreement which has been disclosed to ICP-IV and IP-Tenn; and (e) neither the execution and delivery of this Assignment nor compliance by it with the terms and provisions hereof, including without limitation, the consummation of the transactions contemplated hereby, will violate in any fashion or conflict with or result in the breach of any term, condition or provision of either of the Agreement or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, will constitute a default) under such Agreement.

        9. On and after the date hereof, each of IP-IV and ICP-IV shall prepare, execute and deliver, at its expense, such further instruments of conveyance, sale, assignment or transfer, and take or cause to be taken such other or further action as IP-Tenn shall reasonably request at any time or from time to time in order to perfect, confirm or evidence in IP-Tenn all or any part of IP-IV's or ICP-IV's respective rights under the Agreement assigned to IP-Tenn under this Assignment, give IP-Tenn the full benefit of the transactions contemplated hereby or to consummate, in any other manner, the terms and conditions of this Assignment.

        10. (a) From and after the date of this Assignment, the references to "IP-IV" in the sections of the Contribution Agreement listed on Schedule 1 under the heading "A" are amended to be references to "IP-Tenn."

            (b) From and after the date of this Assignment, the references to "IP-IV" in the sections of the Contribution Agreement listed on Schedule 1 under the heading "B" are amended to be references to "ICP-IV."

            (c) From and after the date of this Assignment, the references to "IP-IV" in the sections of the Contribution Agreement listed on Schedule 1 under the heading "C" are amended to be references to "ICP-IV or IP-Tenn or both."

            (d) From and after the date of this Assignment, the references to "IP-IV" in the sections of the Contribution Agreement listed on Schedule 1 under the heading "D" shall remain references to "IP-IV."

            (e) From and after the date of this Assignment, the words in the first three lines of Section 2.1(a) of the Contribution Agreement "the InterMedia Partners IV, L.P. Amended and Restated Agreement of Limited Partnership dated as of December 29, 1995 (as amended, the "Partnership Agreement")" are hereby deleted and the following words are inserted in their stead: "the InterMedia Capital Partners IV, L.P. Agreement of Limited Partnership dated as of March 19, 1996 (as amended, the "Partnership Agreement")".

            (f) Each of ICP-IV and IP-Tenn (a) agrees that all actions of IP-IV prior to the date of this Assignment shall be treated as if taken by ICP-IV and IP-Tenn, (b) agrees that all notices, consents, and waivers given by IP-IV prior to the date of this Assignment shall be treated as if given by ICP-IV and IP-Tenn, (c) agrees that all documents, information, and notices given to IP-IV prior to the date of this Assignment shall be treated as if given to ICP-IV and IP-Tenn, and (d) assumes liability for all acts of IP-IV through the date of this Assignment, as if such acts had been the acts of ICP-IV and IP-Tenn.

        11. To the extent this Assignment constitutes an Amendment to the Contribution Agreement, the TCI Parties shall enjoy rights under this Assignment and Assumption as if they are named parties hereto.

        12. This Assignment shall be governed by the laws of the State of California.

        IN WITNESS WHEREOF, the parties have executed or caused the execution of this Assignment effective as of the date first written above.

                       INTERMEDIA PARTNERS IV, L.P.

                       By: InterMedia Capital Management IV, L.P., a California limited partnership, its Managing General Partner

                              By: /s/ Leo J. Hindery, Jr.
                                  ----------------------------------
                                        Leo J. Hindery, Jr.
                                      Managing General Partner


                       INTERMEDIA CAPITAL PARTNERS IV, L.P.

                       By: InterMedia Capital Management IV, L.P., a California limited partnership, a General Partner

                            By: /s/ Leo J. Hindery, Jr.
                                  ----------------------------------
                                        Leo J. Hindery, Jr.
                                      Managing General Partner


                       INTERMEDIA PARTNERS OF TENNESSEE

                       By: InterMedia Capital Management IV, L.P., a California limited partnership, its Managing General Partner

                            By: /s/ Leo J. Hindery, Jr.
                                  ----------------------------------
                                        Leo J. Hindery, Jr.
                                      Managing General Partner

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